                                             As Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 333-74676


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 28, 2001)
                          3,600,000 FELINE PRIDES(SM)
             (INITIALLY CONSISTING OF 3,600,000 INCOME PRIDES(SM))
                         GABELLI ASSET MANAGEMENT INC.
                             ----------------------
       Gabelli Asset Management Inc. is offering 3,600,000 FELINE PRIDES. The FELINE PRIDES initially will consist of units referred to as Income PRIDES, each with a stated amount of $25. Each Income PRIDES will include a purchase contract pursuant to which you will agree to purchase from us shares of our class A common stock on February 17, 2005, and we will make quarterly contract adjustment payments to you at the rate of .95% of the stated amount per year, as described in this prospectus supplement. Each Income PRIDES will also include $25 principal amount of our senior notes due February 17, 2007. The notes will bear interest at a rate of 6% per year, which rate is expected to be reset on or after November 17, 2004. The notes will not trade separately from the Income PRIDES unless and until substitution is made as described in this prospectus supplement.

       The Income PRIDES have been approved for listing on the New York Stock Exchange, or NYSE, subject to notice of official issuance, under the symbol "GBLPrI." On January 31, 2002, the last reported sale price of our class A common stock on the NYSE was $39.40 per share.
                             ----------------------
       INVESTING IN THE FELINE PRIDES INVOLVES RISKS THAT ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE S-15 OF THIS PROSPECTUS SUPPLEMENT.
                             ----------------------

                                                              PER INCOME
                                                                PRIDES        TOTAL
                                                              ----------      -----
Public offering price(1)....................................    $25.00     $90,000,000
Underwriting discount.......................................      $.75      $2,700,000
Proceeds, before expenses, to Gabelli.......................    $24.25     $87,300,000

       (1) Plus accrued interest and accumulated contract adjustment payments from February 6, 2002, if settlement occurs after that date

       The underwriters may also purchase up to an additional 200,000 Income PRIDES at the public offering price less the underwriting discount for 13 days beginning on the date of the closing of this offering in order to cover overallotments, if any.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The Income PRIDES will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about February 6, 2002.
                             ----------------------
MERRILL LYNCH & CO.                                      GABELLI & COMPANY, INC.
                             ----------------------
          The date of this prospectus supplement is January 31, 2002.

----------------------
(SM) Service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
                                                               ----
About this Prospectus Supplement............................    S-2
Prospectus Supplement Summary...............................    S-3
Risk Factors................................................   S-15
Use of Proceeds.............................................   S-24
Price Range of Class A Common Stock and Dividend Policy.....   S-24
Capitalization..............................................   S-25
Accounting Treatment........................................   S-26
Description of the FELINE PRIDES............................   S-27
Description of the Purchase Contracts.......................   S-31
Certain Provisions of the Purchase Contract Agreement and
  the Pledge Agreement......................................   S-43
Description of the Notes....................................   S-47
Certain United States Federal Income Tax Consequences.......   S-52
Underwriting................................................   S-60
Legal Matters...............................................   S-63

                                   PROSPECTUS

                                                               PAGE
                                                               ----
About this Prospectus.......................................      3
Where You Can Find More Information.........................      3
Special Note Regarding Forward-Looking Statements...........      5
Gabelli Asset Management Inc. ..............................      6
The Trusts..................................................      6
Use of Proceeds.............................................      8
Ratio of Earnings to Fixed Charges..........................      8
Description of Securities...................................      8
Description of Debt Securities..............................      9
Description of Capital Stock................................     18
Description of Trust Preferred Securities...................     26
Description of Guarantees...................................     28
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................     31
Plan of Distribution........................................     31
ERISA Matters...............................................     33
Legal Matters...............................................     34
Experts.....................................................     34

                             ----------------------

       You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

       This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering.

       If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

       Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Gabelli Asset Management Inc.," "Gabelli," "we," "us" and "our" or similar terms are to Gabelli Asset Management Inc., its predecessors and its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

       You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated therein by reference.

                                    GABELLI

       We are a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are largely based on the level of assets under management in our business, rather than our own assets, as well as the level of fees associated with our various investment products. As of September 30, 2001, we had approximately $22.3 billion of assets under management, 88% of which were invested in equity securities. Our assets under management are organized principally in three groups:

       - Mutual Funds: we currently provide advisory services to (i) the Gabelli family of funds; (ii) the Treasurer's Fund; and (iii) the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

       - Separate Accounts: we currently provide advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serve as subadviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

       - Alternative Investments: we also provide alternative investment products consisting primarily of risk arbitrage, global long/short and merchant banking limited partnerships and offshore companies.

       We also act as underwriter and distributor of the open-end mutual funds and provide brokerage, trading, underwriting and research services. We conduct our business operations through our subsidiaries.

       Gabelli Asset Management Inc. was incorporated in April 1998 as "Alpha G, Inc." under the laws of the State of New York and renamed "Gabelli Asset Management Inc." in February 1999. We are a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and our subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of class B common stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business. Gabelli Group Capital Partners, Inc., which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of class B common stock of Gabelli Asset Management Inc., which represents approximately 97.6% of the combined voting power of the outstanding common stock. On February 10, 1999, we sold six million shares of our class A common stock to the public. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

       Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

                              RECENT DEVELOPMENTS

       Earnings Release. On January 30, 2002, we announced our results for the quarter and year ended December 31, 2001. For the quarter ended December 31, 2001, our net income was $15.4 million or $.51 per diluted share, exceeding our net income of $15.3 million and matching the earnings per diluted share for the same period in 2000. Operating income was $27.7 million for the quarter ended December 31, 2001, an increase of $2.3 million or 9.1% from $25.4 million for the same period in 2000. Total revenues were $52.9 million for the quarter ended December 31, 2001, a decrease of $7 million or 11.7% from $59.9 million for the same period in 2000. Income from investments was $600,000 for the quarter ended December 31, 2001, a decrease of $3.2 million or 84.2% from $3.8 million for the same period in 2000. For the quarter ended December 31, 2001, the weighted average number of shares of our common stock outstanding was 32.2 million shares, compared to 30.0 million shares for the same period in 2000.

       For the year ended December 31, 2001, the net income was $61.1 million or $2.03 per diluted share, an increase of $3.1 million or 5.3% from $58.0 million in net income and an increase of $.09 or 4.6% from $1.94 per diluted share, respectively, for the prior year. Operating income was $104.8 million for the year ended December 31, 2001, an increase of $4.6 million or 4.6% from $100.2 million for the prior year. Total revenues were $224.4 million for the year ended December 31, 2001, a decrease of $9.5 million or 4.1% from $233.9 million for the prior year. Income from investments was $8.5 million, a decrease of $4.2 million or 33.1% from $12.7 million for the prior year. For the year ended December 31, 2001, the weighted average number of shares of our common stock outstanding was 30.8 million shares, compared to 29.9 million shares for the prior year.

       As of December 31, 2001, we had approximately $24.8 billion of assets under management.

                              THE OFFERING -- Q&A

WHAT ARE FELINE PRIDES?

       The FELINE PRIDES consist of units referred to as Income PRIDES and Growth PRIDES(SM). The FELINE PRIDES offered will initially consist of 3,600,000 Income PRIDES (3,800,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25. From each Income PRIDES, the holder may create a Growth PRIDES, as described below.

WHAT ARE THE COMPONENTS OF AN INCOME PRIDES?

       Each Income PRIDES consists of a purchase contract and, initially, $25 principal amount of our notes. The note that is a component of each Income PRIDES is owned by you, but it will be pledged to us to secure your obligations under the purchase contract. If the notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio will replace the note as a component of each Income PRIDES and will be pledged to us to secure your obligations under the purchase contract.

WHAT IS A PURCHASE CONTRACT?

       Each purchase contract underlying a FELINE PRIDES obligates the holder to purchase, and us to sell, on February 17, 2005, for $25, a fraction of a newly issued share of our class A common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under "Description of the Purchase Contracts -- Anti-Dilution Adjustments," as follows:

      - if the applicable market value (as defined below) of our class A common stock is equal to or greater than the threshold appreciation price of $46.50, the settlement rate will be .5376 shares of our class A common stock;

      - if the applicable market value of our class A common stock is less than the threshold appreciation price but greater than the reference price (as defined below), the settlement rate will be equal to the stated amount of $25 divided by the applicable market value; and

      - if the applicable market value is less than or equal to the reference price, the settlement rate will be .6345 shares of our class A common stock.

       The "applicable market value" means the average of the closing price per share of class A common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding February 17, 2005. The "reference price" is $39.40, which is the last reported sale price of our class A common stock on the NYSE on January 31, 2002.

CAN I SETTLE A PURCHASE CONTRACT EARLY?

       Each holder has a right to settle a purchase contract at any time using cash, in which case .5376 shares of our class A common stock will be issued pursuant to the purchase contract. In addition, if we are involved in a merger in which at least 30% of the consideration of our class A common stock consists of cash or cash equivalents, each holder of a purchase contract will have the right to accelerate and settle such purchase contract at the settlement rate in effect immediately before the cash merger.

       Your right to exercise an early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the class A common stock or other securities deliverable upon settlement of a purchase contract.

WHAT ARE GROWTH PRIDES?

       Growth PRIDES are FELINE PRIDES consisting of a purchase contract and a 1/40 or 2.5% undivided beneficial ownership interest in a Treasury security. The Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on February 15, 2005. The interest in the Treasury security that is a component of each Growth PRIDES will be pledged to us to secure a holder's obligations under a purchase contract.

HOW CAN I CREATE GROWTH PRIDES FROM INCOME PRIDES?

       Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each as described in this prospectus supplement, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding February 17, 2005, to substitute for the notes held by the collateral agent zero-coupon Treasury securities that mature on February 15, 2005 in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create Growth PRIDES, and the applicable notes will be released to the holder. Because U.S. Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make this substitution only in integral multiples of 40 Income PRIDES. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of Income PRIDES may make this substitution only in integral multiples of 8,000 Income PRIDES, at any time on or prior to the second business day immediately preceding February 17, 2005. Holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable notes.

HOW CAN I RECREATE INCOME PRIDES FROM GROWTH PRIDES?

       Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding February 17, 2005, to substitute notes for the Treasury securities held by the collateral agent in a total principal amount of such notes equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder. Because U.S. Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 40 Growth PRIDES. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of the Growth PRIDES may make this substitution at any time on or prior to the second business day immediately preceding February 17, 2005, but using the appropriate applicable ownership interest in the Treasury portfolio instead of notes and only in integral multiples of 8,000 Growth PRIDES.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF INCOME PRIDES?

       Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of Income PRIDES will be entitled to receive total cash distributions at a rate of 6.95% of the stated amount of $25 per year, payable quarterly in arrears. These cash distributions will consist of interest payments on the notes or distributions on the applicable ownership interest in the Treasury portfolio at the rate of 6% of the stated amount per year and contract adjustment payments payable by us at the rate of .95% of the stated amount per year, subject to our right to defer the payment of such contract adjustment payments as described below. We are not entitled to defer interest payments on the notes. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the notes for United States federal income tax purposes.

WHAT PAYMENTS AM I ENTITLED TO IF I CONVERT MY INCOME PRIDES TO GROWTH PRIDES?

       Holders of Growth PRIDES will be entitled to receive quarterly cash distributions of contract adjustment payments payable by us at the rate of .95% of the stated amount of $25 per year, subject to our rights of deferral described below. In addition, original issue discount will accrue on each Treasury security.

DOES GABELLI HAVE THE OPTION TO DEFER CURRENT PAYMENTS?

       We have the right to defer the payment of contract adjustment payments until no later than February 17, 2005. However, such deferred contract adjustment payments would accrue additional amounts at the rate of 6.95% per year (equal to the rate on the notes plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly, to but excluding February 17, 2005. We are not entitled to defer payments of interest on the notes. In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit any subsidiary of ours to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any shares of our capital stock.

WHAT ARE THE PAYMENT DATES FOR THE INCOME PRIDES?

       The current payments described above in respect of the Income PRIDES will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing May 17, 2002. In the case of contract adjustment payments, the payments will be payable to but excluding the earlier of February 17, 2005 or the most recent quarterly payment date on or before any early settlement of the purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the notes are described below under the questions and answers beginning with "What interest payments will I receive on the notes?"

WHAT IS REMARKETING?

       The notes of Income PRIDES holders will be remarketed on the third business day immediately preceding November 17, 2004. The remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the purchase price for the Treasury portfolio. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligations to purchase our class A common stock under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the notes will automatically be applied to satisfy the Income PRIDES holders' obligations to purchase our class A common stock under the purchase contracts.

       In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

       If the remarketing of the notes on the third business day preceding November 17, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the notes will continue to be a component of the Income PRIDES and another remarketing will be attempted on the third business day preceding February 17, 2005, as described below.

       If there has not been a prior successful remarketing of the notes, the notes of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day before February 17, 2005 of their intention to pay cash in order to satisfy their obligations under the purchase contracts will be remarketed on the third business day immediately preceding February 17, 2005. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the aggregate principal amount of these notes. The portion of the proceeds from the remarketing equal to the total principal amount of the notes will automatically be applied to satisfy in full the Income PRIDES holder's obligations to purchase our class A common stock under the purchase contracts.

       The remarketing agent will deduct, as a remarketing fee, an amount equal to 25 basis points (.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

       If the remarketing of the notes on the third business day preceding February 17, 2005 fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the notes or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holder's obligation to purchase our class A common stock under the purchase contracts.

WHAT IS THE TREASURY PORTFOLIO?

       The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of:

       - interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the principal amount of the notes included in the Income PRIDES, and

       - with respect to the scheduled interest payment date on the notes that occurs on February 17, 2005, in the case of a successful remarketing of the notes, or with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before February 17, 2005, in the case of a tax event redemption, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the notes included in the Income PRIDES assuming no reset of the interest rate on the notes.

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY NOTES?

       Holders of notes that are not components of Income PRIDES may elect, in the manner described in this prospectus supplement, to have their notes remarketed by the remarketing agent.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE WILL MY OBLIGATIONS UNDER THE PURCHASE CONTRACTS BE SATISFIED?

       Holders of FELINE PRIDES may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

       - through early settlement by the earlier delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the class A common stock to be delivered in respect of the purchase contracts being settled;

       - in the case of holders of Income PRIDES, by settling the purchase contracts with cash on the third business day prior to February 17, 2005 with prior notification to the purchase contract agent;

       - through early settlement upon a cash merger in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the securities to be delivered in respect of the purchase contracts being settled; or

       - without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

       If the holder of a FELINE PRIDES settles a purchase contract early, or if the holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

WHAT INTEREST PAYMENTS WILL I RECEIVE ON THE NOTES?

       Interest payments on the notes will be payable initially at the annual rate of 6% of the principal amount of $25 per note to, but excluding, November 17, 2004, or February 17, 2005 if the interest rate is not reset three business days prior to November 17, 2004. Following a reset of the interest rate three business days prior to November 17, 2004 or three business days prior to February 17, 2005, the notes will bear interest from the date of the settlement of the successful remarketing at the reset rate to, but excluding, February 17, 2007. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the notes for United States federal income tax purposes.

WHAT ARE THE PAYMENT DATES ON THE NOTES?

       Interest payments on the notes will be payable quarterly in arrears on each February 17, May 17, August 17 and November 17, commencing on May 17, 2002.

WHEN WILL THE INTEREST RATE ON THE NOTES BE RESET?

       Unless a tax event redemption has occurred, the interest rate on the notes will be reset on the third business day immediately preceding November 17, 2004, assuming there is a successful remarketing of the notes, and such reset rate will become effective from the date of the settlement of the successful remarketing. However, if the remarketing of the notes on the third business day immediately preceding November 17, 2004 results in a failed remarketing, the interest rate will not be reset on that date and instead will be reset on the third business day immediately preceding February 17, 2005, and such reset rate will become effective from the date of the settlement of the successful remarketing. If the remarketing of the notes on the third business day immediately preceding February 17, 2005 also results in a failed remarketing, the interest rate on the notes will not be reset.

WHAT IS THE RESET RATE?

       In the case of a reset on the third business day immediately preceding November 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PRIDES to have an aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding February 17, 2005, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an aggregate market value of 100.5% of the principal amount of the note. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

WHEN MAY THE NOTES BE REDEEMED?

       The notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following any such redemption of the notes, which we refer to as a tax event redemption, prior to February 17, 2005, holders that own Income PRIDES will own the applicable ownership interest of the Treasury portfolio as a component of their Income PRIDES.

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE INCOME PRIDES, GROWTH PRIDES AND NOTES?

       A beneficial owner of Income PRIDES or notes, if separated from Income PRIDES, will be treated as owning an interest in a debt instrument that should be subject to the Treasury regulations that govern contingent payment debt instruments. If the notes are subject to these rules, through November 17,

2004, a holder of Income PRIDES or notes would be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and would generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of the notes or of the Income PRIDES, to the extent such income or loss is allocable to the notes. A beneficial owner of Growth PRIDES will be required to include in gross income any original issue discount with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, a beneficial owner of Income PRIDES will be required to include in gross income its allocable share of original issue discount on the Treasury portfolio as it accrues on a constant yield to maturity basis. We intend to report contract adjustment payments and deferred contract adjustment payments, if any, as income to you, but you may want to consult your tax advisor concerning possible alternative characterizations.

WHAT ARE THE RIGHTS AND PRIVILEGES OF THE CLASS A COMMON STOCK?

       The shares of class A common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our class A common stock in this prospectus supplement under "Risk Factors" and in the accompanying prospectus under "Description of Capital Stock."

WHAT ARE THE USES OF PROCEEDS FROM THE OFFERING?

       We estimate that the net proceeds from this offering of FELINE PRIDES will be approximately $86.9 million (approximately $91.8 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes as described under "Use of Proceeds."

                      THE OFFERING -- EXPLANATORY DIAGRAMS

       The following diagrams demonstrate some of the key features of the purchase contracts, the notes, the Income PRIDES and the Growth PRIDES, and the transformation of Income PRIDES into Growth PRIDES and separate notes. The prices and percentages below are for illustration only. There can be no assurance that the actual prices and percentages will be limited by the range of prices and percentages shown. The following diagrams also assume that the notes are successfully remarketed, the interest rate on the notes is reset on the third business day immediately preceding November 17, 2004 and early settlement does not apply. For clarity, the following diagrams also use approximate maturity and other dates.

PURCHASE CONTRACT

       Income PRIDES and Growth PRIDES both include a purchase contract under which the holder agrees to purchase, and we agree to sell, shares of our class A common stock at the end of three years. In addition, the purchase contracts include contract adjustment payments as shown in the diagrams on the following pages.

                                  [DIAGRAM]
----------------------

(1) For each of the percentage categories shown, the percentage of shares to be delivered upon settlement to a holder of Income PRIDES or Growth PRIDES is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $25, the stated amount, divided by the reference price.

(2) If the applicable market value of our class A common stock is less than or equal to $39.40, the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of our class A common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding February 17, 2005.

(3) If the applicable market value of our class A common stock is between $39.40 and $46.50, the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.

(4) If the applicable market value of our class A common stock is greater than or equal to $46.50, the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.

(5) The "reference price" is $39.40, which is the last reported sales price of our class A common stock on the NYSE on January 31, 2002.

(6) The "threshold appreciation price" is equal to $46.50.

INCOME PRIDES

       Each Income PRIDES consists of two components as described below:

                                  [DIAGRAM]
----------------------

- The holder owns the note but will pledge it to us to secure its obligations under the purchase contract.

- Following a successful remarketing of the notes or a tax event redemption, the applicable ownership interest in the Treasury portfolio will replace the notes as a component of the Income PRIDES.

GROWTH PRIDES

       Each Growth PRIDES consists of two components as described below:

[DIAGRAM]
---------------

- The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

NOTES

       The notes have the terms described below:

[DIAGRAM]

TRANSFORMING INCOME PRIDES INTO GROWTH PRIDES AND NOTES

       - To create a Growth PRIDES, a holder separates an Income PRIDES into its components -- the purchase contract and the note -- and then combines the purchase contract with a zero-coupon Treasury security that matures concurrently with the maturity of the purchase contract.

       - The holder owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

       - The Treasury security together with the purchase contract constitutes a Growth PRIDES. The note, which is no longer a component of the Income PRIDES, is tradeable as a separate security.

[DIAGRAM]

       - Following the successful remarketing of the notes or a tax event redemption, upon the transformation of an Income PRIDES into a Growth PRIDES, the applicable ownership interest in the Treasury portfolio, rather than the note, will be released to the holder and will trade separately.

       - The holder can also transform Growth PRIDES and notes into Income PRIDES. Following that transformation, the Treasury security, which is no longer a component of the Growth PRIDES, is tradeable as a separate security.

       - The transformation of Income PRIDES into Growth PRIDES and notes, and the transformation of Growth PRIDES and notes into Income PRIDES, require certain minimum amounts of securities, as more fully described in this prospectus supplement.

                                  RISK FACTORS

       Before purchasing the FELINE PRIDES, you should carefully consider the following risk factors together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the FELINE PRIDES.

                       RISKS RELATED TO THE FELINE PRIDES

YOU ASSUME THE RISK THAT THE MARKET VALUE OF OUR CLASS A COMMON STOCK MAY
DECLINE.

       Although as a holder of FELINE PRIDES you will be the beneficial owner of the notes, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation pursuant to the purchase contract to buy our class A common stock. Prior to February 17, 2005, unless you pay cash to satisfy your obligation under the purchase contract, or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the principal of the appropriate applicable ownership interest in the Treasury portfolio when paid at maturity or the proceeds derived from the successful remarketing of the notes, in the case of Income PRIDES, or the principal of the Treasury securities when paid at maturity, in the case of Growth PRIDES, will automatically be used to purchase a specified fraction of a newly issued share of our class A common stock on your behalf. The market value of the class A common stock that you receive on February 17, 2005 may not equal or exceed the effective price per share of $39.40 paid by you for our class A common stock when you purchased your FELINE PRIDES. If the applicable market value of our class A common stock is less than $39.40, the aggregate market value of the class A common stock issued to you pursuant to each purchase contract on February 17, 2005 will be less than the effective price per share paid by you for our class A common stock when you purchased your FELINE PRIDES. Accordingly, you assume the risk that the market value of our class A common stock may decline, and that the decline could be substantial.

THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN THE FELINE PRIDES IS LESS THAN THAT PROVIDED BY A DIRECT INVESTMENT IN OUR CLASS A COMMON STOCK.

       Your opportunity for equity appreciation afforded by investing in the FELINE PRIDES is less than your opportunity for equity appreciation if you invested directly in our class A common stock. This opportunity is less because the market value of our class A common stock to be received by you pursuant to the purchase contract on February 17, 2005 (assuming that the market value is the same as the applicable market value of our class A common stock) will only exceed the effective price per share of $39.40 paid by you for our class A common stock when you purchased your FELINE PRIDES if the applicable market value of our class A common stock exceeds the threshold appreciation price (which represents an appreciation of approximately 18.02% over $39.40). This situation occurs because, in this event, you would receive on February 17, 2005 only approximately 84.7% (the percentage equal to $39.40 divided by the threshold appreciation price) of the shares of our class A common stock that you would have received if you had made a direct investment in our class A common stock on the date of this prospectus supplement.

THE TRADING PRICES FOR THE FELINE PRIDES WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF OUR CLASS A COMMON STOCK.

       The trading prices of Income PRIDES and Growth PRIDES in the secondary market will be directly affected by the trading prices of our class A common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our class A common stock or interest rates will rise or fall. Trading prices of our class A common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of class A common stock by us in the market after the offering of the FELINE PRIDES, or the perception that such sales could occur, could affect the price of our class A common stock. Relatively few shares of our class A common stock are purchased or sold on the NYSE or otherwise each trading day. As a result, the impact of future sales of our class A common stock on the price of our class A common stock and the FELINE PRIDES may be more significant than for securities with greater daily trading volumes. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our class A common stock underlying the purchase contracts and of the other components of the FELINE PRIDES. Any such arbitrage could, in turn, affect the trading prices of the Income PRIDES, Growth PRIDES, notes and our class A common stock.

IF YOU HOLD FELINE PRIDES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR CLASS A COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR CLASS A COMMON STOCK.

       If you hold FELINE PRIDES, you will not be entitled to any rights with respect to our class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our class A common stock), but you will be subject to all changes affecting our class A common stock. You will only be entitled to rights on our class A common stock if and when we deliver shares of our class A common stock upon settlement of the purchase contracts on February 17, 2005, or as a result of early settlement of a purchase contract, as the case may be, and the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to our Certificate of Incorporation or by-laws in connection with a recapitalization of Gabelli and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of our class A common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our class A common stock.

WE MAY ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WHICH COULD MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR CLASS A COMMON STOCK.

       The number of shares of our class A common stock that you are entitled to receive on February 17, 2005 or as a result of early settlement of a purchase contract is subject to adjustment for certain events, including stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of our class A common stock that you are to receive on February 17, 2005, or as a result of early settlement of a purchase contract, for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional shares of our common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of our common stock, it may materially and adversely affect the price of our class A common stock, and, because of the relationship of the number of shares to be received on February 17, 2005 to the price of our class A common stock, such other events may adversely affect the trading price of Income PRIDES or Growth PRIDES.

       We have registered for resale the 1.5 million shares of our class A common stock reserved for issuance under our stock option plan. As of January 15, 2002, options to purchase 1,249,000 shares of our class A common stock were outstanding and, upon exercise of these options, the underlying shares will be eligible for sale in the public market from time to time. In February 2002, options on approximately 700,000 shares will vest and become exercisable. The possible sale of a significant number of these shares may cause the price of our class A common stock and the FELINE PRIDES to fall.

       In addition, if our largest shareholder, Gabelli Group Capital Partners, Inc., were to exchange shares of its class B common stock for shares of class A common stock and sell substantial amounts of such stock in the public market, the price of our class A common stock and the FELINE PRIDES could fall. Also, we have granted registration rights to purchasers of 500,000 shares of our class A common stock from Gabelli Group Capital Partners, Inc. By exercising their registration rights and causing a large number of shares to be sold in the public market, these purchasers may cause the price of our class A common stock and the FELINE PRIDES to fall.

THE SECONDARY MARKET FOR THE FELINE PRIDES MAY BE ILLIQUID, REDUCING THEIR TRADING PRICES.

       It is not possible to predict how Income PRIDES, Growth PRIDES or notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for our Income PRIDES, our Growth PRIDES or the notes. The Income PRIDES have been approved for listing on the NYSE, subject to notice of official issuance. If the Growth PRIDES or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor to cause the Growth PRIDES or notes to be listed on the exchange on which the Income PRIDES are then listed. There can be no assurance as to the liquidity of any market that may develop for the Income PRIDES, the Growth PRIDES or the notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event you were to substitute Treasury securities for notes or notes for Treasury securities, thereby converting your Income PRIDES to Growth PRIDES or your Growth PRIDES to Income PRIDES, as the case may be, the liquidity of Income PRIDES or Growth PRIDES could be adversely affected. There can be no assurance that the Income PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES will not be suspended as a result of your election to create Growth PRIDES by substituting collateral, which could cause the number of Income PRIDES to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Income PRIDES be outstanding at any time.

YOUR RIGHTS TO THE PLEDGED SECURITIES WILL BE SUBJECT TO OUR SECURITY INTEREST, THEREBY LIMITING YOUR ABILITY TO TRADE SUCH SECURITIES.

       Although you will be the beneficial owner of the notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to JPMorgan Chase Bank, as the collateral agent, to secure your obligations under the purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

WE MAY REDEEM THE NOTES UPON THE OCCURRENCE OF A TAX EVENT.

       We have the option to redeem the notes, on not less that 30 days or more than 60 days prior written notice, in whole but not in part, at any time before February 17, 2007 if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the notes at the redemption price (as defined in this prospectus supplement) plus accrued and unpaid interest, if any. If we redeem the notes, we will pay the redemption price in cash to the holders of the notes. If the tax event redemption occurs before November 17, 2004, or before February 17, 2005 if the notes are not successfully remarketed on the third business day immediately preceding November 17, 2004, the redemption price payable to you as a holder of the Income PRIDES will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price to you, and the Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Income PRIDES. If your notes are not components of Income PRIDES, you will receive redemption payments directly. There can be no assurance as to the effect on the market prices for the Income PRIDES if we substitute the Treasury portfolio as collateral in place of any notes so redeemed. A tax event redemption will be a taxable event to the holders of the notes.

THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT AND THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED.

       The purchase contract agreement between the purchase contract agent and us will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The notes constituting a part of the Income PRIDES will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold FELINE PRIDES, you will not have the benefit of the protections of the Trust Indenture Act other than to the extent applicable to a note included in an Income PRIDES. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

       - disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

       - provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

       - the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FELINE PRIDES ARE UNCLEAR.

       No statutory, judicial or administrative authority directly addresses the treatment of the FELINE PRIDES or instruments similar to the FELINE PRIDES for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of FELINE PRIDES are not entirely clear. In addition, any gain on the disposition of a note prior to the purchase contract settlement date should generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see "Certain United States Federal Income Tax Consequences."

BECAUSE THE NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH.

       Because of the manner in which the interest rate on the notes is reset, the notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount for United States federal income tax purposes. Assuming the notes are so treated, original issue discount will accrue from the issue date of the notes and will be included in your gross income for United States income tax purposes on a constant yield-to-maturity basis, regardless of your usual method of tax accounting, and adjustments will be made to reflect actual payments on the notes. For all accrual periods ending on or prior to November 17, 2004, the original issue discount that accrues on the notes will exceed the stated interest payments on the notes. In addition, any gain on the disposition of a note before the purchase contract settlement date will generally be treated as ordinary interest income, and the ability to offset this interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see "Certain United States Federal Income Tax Consequences -- Notes."

THE TRADING PRICE OF THE NOTES MAY NOT FULLY REFLECT THE VALUE OF THEIR ACCRUED BUT UNPAID INTEREST.

       The notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

                            RISKS RELATED TO GABELLI

CONTROL BY MR. GABELLI; CONFLICTS OF INTEREST.

       Mr. Gabelli, through his majority ownership of Gabelli Group Capital Partners, beneficially owns all of our outstanding class B common stock, representing approximately 97.6% of the combined voting power of all classes of our voting stock. As long as Mr. Gabelli indirectly beneficially owns a majority of the combined voting power of our common stock, he will have the ability to elect all of the members of our Board of Directors and thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on the common stock. In addition, Mr. Gabelli will be able to determine the outcome of matters submitted to a vote of our shareholders for approval and will be able to cause or prevent a change in control of our company. As a result of Mr. Gabelli's control of the company, none of our agreements with Mr. Gabelli and other companies controlled by him have been arrived at through "arm's-length" negotiations, although we believe that the parties endeavor to implement market-based terms. There can be no assurance that we would not have received more favorable terms from an unaffiliated party.

       In order to minimize conflicts and potential competition with our investment management business, Mr. Gabelli has entered into a written agreement to limit his activities outside of the company. Mr. Gabelli has undertaken that so long as he is associated with the company or for a period of five years from our initial public offering, whichever is longer, he will not provide investment management services for compensation other than in his capacity as an officer or employee of the company except for (a) those investment funds and accounts currently managed by Mr. Gabelli outside the company under performance fee arrangements, but only to the extent that any such investment fund or account consists solely of one or more of the persons who were investors as of the date of the consummation of the initial public offering and (b) successor funds and accounts which serve no investors other than those in the funds and accounts referred to in (a) or those investors' successors, heirs, donees or immediate families, which funds and accounts operate according to an investment style similar to such other accounts or funds, which style we did not use at the time of our initial public offering, and which are subject to performance fee arrangements. To the extent that such activities are not prohibited under this agreement, Mr. Gabelli intends to continue devoting time to activities outside the company, including managing his own assets and his family's assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts, which are the funds and accounts managed outside the company that are permitted under the agreement between us and Mr. Gabelli (approximately $85 million as of September 30, 2001). These activities may present conflicts of interest or compete with the company. Our Certificate of Incorporation expressly provides in general that Mr. Gabelli, members of his immediate family who are officers or directors of the company and entities controlled by such persons have an obligation to present corporate opportunities to us and resolve conflicts of interest through one of the processes described in the Certificate of Incorporation, which include independent director or independent shareholder approval.

       We will not derive any income from activities outside the company by Mr. Gabelli or members of his immediate family who are officers or directors of the company and may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to us and our shareholders, either because such opportunities were not company opportunities at the time they arose or because we did not pursue them. Where a conflict of interest involves a transaction between Mr. Gabelli or members of his immediate family who are officers or directors of the company or their affiliates and the company, there can be no assurance that we would not receive more favorable terms if it were dealing with an unaffiliated party, although we will seek to achieve market-based term in all such transactions.

WE DEPEND ON MARIO J. GABELLI AND OTHER KEY PERSONNEL.

       We are dependent on the efforts of Mr. Gabelli, our Chairman of the Board, Chief Executive Officer, Chief Investment Officer and the primary portfolio manager for a significant majority of our assets under management. The loss of Mr. Gabelli's services would have a material adverse effect on us.

       In addition to Mr. Gabelli, our future success depends to a substantial degree on our ability to retain and attract other qualified personnel to conduct our investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. We anticipate that it will be necessary for us to add portfolio managers and investment analysts as we further diversify our investment products and strategies. There can be no assurance, however, that we will be successful in our efforts to recruit and retain the required personnel. In addition, our investment professionals and senior marketing personnel have direct contact with our Separate Account clients, which can lead to strong client relationships. The loss of these personnel could jeopardize our relationships with certain Separate Account clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on our business.

POTENTIAL ADVERSE EFFECTS ON OUR PERFORMANCE PROSPECTS FROM A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS.

       Our results of operations are affected by many economic factors, including the performance of the securities markets. During recent years, unusually favorable and sustained performance of the U.S. securities markets, and the U.S. equity market, in particular, has attracted substantial inflows of new investments in these markets and has contributed to significant market appreciation which has, in turn, led to an increase in our assets under management and revenues. At September 30, 2001, approximately 88% of our assets under management were invested in portfolios consisting primarily of equity securities. More recently, the securities markets in general have experienced significant volatility, with declines in value experienced during the years 2000 and 2001. Any further decline in the securities markets, in general, and the equity markets, in particular, could further reduce our assets under management and consequently reduce our revenues. In addition, any such continuing decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to further adversely affect us. Our growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue. From time to time, a relatively high proportion of the assets we manage may be concentrated in particular industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on our assets under management and revenues.

FUTURE INVESTMENT PERFORMANCE COULD REDUCE REVENUES AND OTHER INCOME.

       Success in the investment management and mutual fund businesses is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of our investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end Mutual Funds, and in the loss of Separate Accounts, with corresponding decreases in revenues to us. Many analysts of the mutual fund industry believe that investment performance is the most important factor for the growth of no-load Mutual Funds, such as those we offer. Failure of our investment products to perform well could, therefore, have a material adverse effect on us.

LOSS OF SIGNIFICANT SEPARATE ACCOUNTS COULD AFFECT OUR REVENUES.

       We had approximately 1,700 Separate Accounts as of September 30, 2001, of which the ten largest accounts generated approximately 7% of our total revenues during the nine months ended

September 30, 2001. Loss of these accounts for any reason would have an adverse effect on our revenues. Notwithstanding good performance, we have from time to time lost large Separate Accounts as a result of corporate mergers and restructurings, and we could continue to lose accounts under these or other circumstances.

COMPLIANCE FAILURES AND CHANGES IN REGULATION COULD ADVERSELY AFFECT US.

       Our investment management activities are subject to client guidelines and our Mutual Fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from us in certain circumstances. Although we have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist us in adhering to these guidelines and satisfying these requirements, and maintain insurance to protect ourselves in the case of client losses, there can be no assurance that such precautions or insurance will protect us from potential liabilities.

     Our businesses are subject to extensive regulation in the United States, including by the SEC and the NASD. We are also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration or any of our subsidiaries as an investment adviser or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on us.

OUR SOURCES OF REVENUE ARE SUBJECT TO TERMINATION ON SHORT NOTICE.

       A substantial majority of all of our revenues are derived from investment management agreements and distribution arrangements. Investment management agreements and distribution arrangements with the Mutual Funds are terminable without penalty on 60 days' notice (subject to certain additional procedural requirements in the case of termination by a Mutual Fund) and must be specifically approved at least annually, as required by law. Such annual renewal requires, among other things, approval by the disinterested members of each Mutual Fund's board of directors or trustees. Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less. Any failure to renew or termination of a significant number of these agreements or arrangements would have a material adverse effect on us.

WE RELY ON THIRD-PARTY DISTRIBUTION PROGRAMS.

       We have recently experienced significant growth in sales of our open-end Mutual Funds through Third-Party Distribution Programs, which are programs sponsored by third-party intermediaries that offer their mutual fund customers a variety of competing products and administrative services. Most of the sales growth from our Third-Party Distribution Programs is from programs with no transaction fees payable by the customer, which we refer to as NTF Programs. Approximately $2.2 billion of our assets under management in the open-end Mutual Funds as of September 30, 2001 were obtained through NTF Programs. The cost of participating in Third-Party Distribution Programs is higher than our direct distribution costs, and there can be no assurance that the cost of Third-Party Distribution Programs will not increase in the future. Any increase would be likely to have an adverse effect on our profit margins and results of operations. In addition, there can be no assurance that the Third-Party Distribution Programs will continue to distribute the Mutual Funds. At September 30, 2001, approximately 91% of the NTF Program net assets in the Gabelli and Gabelli Westwood families of funds are attributable to two NTF Programs. Further, 95% of the total assets in The Treasurer's Fund are attributable to one Third-Party Distribution Program. The decision by these Third-Party Distribution Programs to discontinue distribution of the Mutual Funds could have an adverse effect on our growth of assets under management.

FEE PRESSURES COULD REDUCE OUR PROFIT MARGINS.

       There has been a trend toward lower fees in some segments of the investment management industry. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that we will be able to maintain our current fee structure. Fee reductions on existing or future new business could have an adverse impact on our profit margins and results of operations.

POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING, TRADING AND MARKET-MAKING ACTIVITIES.

       Our underwriting, trading and market-making activities are primarily conducted through our subsidiary, Gabelli & Company, Inc., both as principal and agent. Such activities subject our capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. We have procedures and internal controls to address such risks but there can be no assurance that these procedures and controls will prevent losses from occurring.

WE MAY HAVE LIABILITY AS A GENERAL PARTNER OR OTHERWISE WITH RESPECT TO OUR ALTERNATIVE INVESTMENT PRODUCTS.

     Certain of our subsidiaries act as general partner for alternative investment products, including arbitrage, global long/short and merchant banking limited partnerships. As a general partner of these partnerships, we may be held liable for the partnerships' liabilities in excess of their ability to pay such liabilities. In addition, in certain circumstances, we may be liable as a control person for the acts of our alternative investment products. As of September 30, 2001, our assets under management included approximately $615 million in alternative investment products. A substantial judgment or other liability with respect to our alternative investment products could have a material adverse effect on us.

DEPENDENCE ON INFORMATION SYSTEMS.

       We operate in an industry that is highly dependent on its information systems and technology. We outsource a significant portion of our information systems operations to third parties who are responsible for providing the management, maintenance and updating of such systems. There can be no assurance, however, that our information systems and technology will continue to be able to accommodate our growth, or that the cost of maintaining such outsourcing arrangements will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to these information systems, could have a material adverse effect on us.

POTENTIAL ADVERSE EFFECT ON THE SHARE PRICE OF OUR CLASS A COMMON STOCK FROM DISPARATE VOTING RIGHTS.

       The holders of class A common stock and class B common stock have identical rights except that (i) holders of class A common stock are entitled to one vote per share, while holders of class B common stock are entitled to ten votes per share on all matters to be voted on by shareholders in general, and
(ii) holders of class A common stock are not eligible to vote on matters relating exclusively to class B common stock and vice versa. The differential in the voting rights and our ability to issue additional class B common stock could adversely affect the value of the class A common stock to the extent that investors, or any potential future purchaser of the company, views the superior voting rights of the class B common stock to have value.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE FELINE PRIDES.

       The FELINE PRIDES are obligations exclusively of Gabelli. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the FELINE PRIDES, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

       Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the FELINE PRIDES or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

       Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the FELINE PRIDES to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

WE MAY NOT BE ABLE TO REFINANCE OR HAVE THE FUNDS NECESSARY TO REPURCHASE OUR EXISTING INDEBTEDNESS.

       On August 10, 2001, we and certain of our affiliates entered into a note purchase agreement with Cascade Investment LLC, pursuant to which Cascade purchased $100 million in principal amount of a convertible promissory note. Pursuant to the terms of the note, Cascade may require us on August 14, 2002 or August 14, 2003, or upon a change in control or Mr. Gabelli ceasing to provide our predominant executive leadership, to repurchase the note for a purchase price in cash equal to 100% or 101% (depending on the triggering event) of the principal amount of the note to be repurchased plus accrued and unpaid interest on the note. If Cascade exercises its right under the note to require us to repurchase the note, we may not be able to obtain new financing on similar terms to the note and may not have sufficient funds, or we may not be able to arrange financing on acceptable terms, to pay the repurchase price for the note. If we could not obtain sufficient cash to repurchase the note, we would be in default on our obligation under the note purchase agreement.

                                USE OF PROCEEDS

       We estimate that the net proceeds from the sale of Income PRIDES in this offering will be approximately $86.9 million (approximately $91.8 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and the expansion of our business through new investment product offerings, enhanced distribution and marketing of existing investment products and strategic acquisitions as opportunities arise.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

       Our class A common stock trades on the NYSE under the symbol "GBL." The following table sets forth on a per share basis the high and low sales prices for our class A common stock for the periods indicated as reported on the NYSE composite transactions reporting system.

                                                              HIGH       LOW
                                                              ----       ---
1999
  First Quarter (from February 10, 1999)....................  $18 3/4    $13 1/16
  Second Quarter............................................   17 1/4     13 1/4
  Third Quarter.............................................   17 3/8     15 1/8
  Fourth Quarter............................................   18         14 3/16
2000
  First Quarter.............................................   17 15/16   15 3/8
  Second Quarter............................................   26 3/8     16 3/4
  Third Quarter.............................................   31 1/4     22 1/4
  Fourth Quarter............................................   36 7/8     25 3/8
2001
  First Quarter.............................................   36 29/64   27 3/4
  Second Quarter............................................   43 21/32   30 51/64
  Third Quarter.............................................   48 29/32   31 15/64
  Fourth Quarter............................................   44 61/64   35 35/64
2002
  First Quarter (through January 31, 2002)..................  44 29/64   38 27/32

     On January 31, 2002, the last reported sale price of our class A common stock on the NYSE was $39.40 per share. As of January 31, 2002, there were approximately 115 holders of record of our class A common stock.

     We have not paid any dividends on our class A common stock since our inception and do not presently anticipate paying dividends on our class A common stock in the foreseeable future.

                                 CAPITALIZATION

       The following table sets forth our cash and investments and capitalization at December 31, 2001 and our capitalization as adjusted to reflect the sale of 3,600,000 FELINE PRIDES and the application of estimated net proceeds therefrom as described under "Use of Proceeds." When you read this data, you should also read the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                               DECEMBER 31, 2001
                                                              -------------------
                                                                            AS
                                                               ACTUAL    ADJUSTED
                                                              --------   --------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
                                                                  (UNAUDITED)
Cash and investments........................................  $427,553   $514,993(1)
                                                              ========   ========
Note payable(2).............................................  $ 50,000   $ 50,000
Convertible note payable....................................   100,000    100,000
Senior notes -- FELINE PRIDES...............................        --     90,000
Minority interest...........................................     7,611      7,611
                                                              --------   --------
Stockholders' equity
  Class A Common Stock, $0.001 par value; 100,000,000 shares
     authorized; 6,000,000 shares issued(3).................         6          6
  Class B Common Stock, $0.001 par value; 100,000,000 shares
     authorized; 24,000,000 shares issued...................        24         24
  Additional paid-in capital................................   122,532    118,051(4)
Retained earnings...........................................   154,250    154,250
Accumulated comprehensive loss..............................      (168)      (168)
Treasury stock, at cost, 172,096 shares.....................    (4,815)    (4,815)
                                                              --------   --------
Total stockholders' equity..................................   271,829    267,348
                                                              --------   --------
Total capitalization........................................  $429,440   $514,959
                                                              ========   ========

---------------

(1) Includes $540,000 of the underwriting discount payable by us to Gabelli & Company, Inc. in connection with this offering.

(2) This note was paid in full on January 2, 2002.

(3) Amount excludes the class A common stock issuable upon settlement of the purchase contracts underlying the Income PRIDES and class A common stock issuable upon exercise of outstanding options, warrants and other convertible securities.

(4) Reflects an adjustment of approximately $2.4 million representing the present value of the contract adjustment payments payable in connection with the purchase contracts underlying the Income PRIDES and approximately $1.7 million representing a portion of the financing costs allocated to the purchase contracts.

                              ACCOUNTING TREATMENT

       The net proceeds from the sale of the FELINE PRIDES will be allocated between the purchase contracts and the notes on our financial statements. The present value of the FELINE PRIDES contract adjustment payments will be initially charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

       The purchase contracts are forward transactions in our class A common stock. Upon settlement of a purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of shares of our class A common stock. The $25 we receive will be credited to shareholders' equity allocated between the class A common stock and paid-in-capital accounts.

       Before the issuance of shares of our class A common stock upon settlement of the purchase contracts, we expect that the FELINE PRIDES will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of class A common stock used in calculating earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our class A common stock is above the threshold appreciation price of $46.50.

                        DESCRIPTION OF THE FELINE PRIDES

       The summary of the FELINE PRIDES and certain provisions of the purchase contract agreement set forth below is not complete and is qualified in all respects by reference to that agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

       We will issue the FELINE PRIDES under the purchase contract agreement between the purchase contract agent and us. The FELINE PRIDES initially will consist of 3,600,000 Income PRIDES (3,800,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25.

       Each Income PRIDES will consist of a unit comprising:

       (1) a purchase contract pursuant to which

              - the holder will purchase from us no later than February 17,
                2005, for the stated amount, a fraction of a newly issued share of our class A common stock equal to the settlement rate described below under "Description of the Purchase Contracts -- Purchase of Class A Common Stock,"

              - we will make contract adjustment payments to the holder at the rate of .95% of the $25 stated amount per year, paid quarterly, subject to our right to defer these payments; and

       (2) either

              - a note having a principal amount equal to the stated amount, or

              - following a successful remarketing of the notes on the third business day immediately preceding November 17, 2004, or the occurrence of a tax event redemption prior to February 17, 2005, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

       "Applicable ownership interest" means, with respect to an Income PRIDES and the U.S. Treasury securities in the Treasury portfolio:

       - a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to February 15, 2005; and

       - for the scheduled interest payment date on the notes that occurs on February 17, 2005, in the case of a successful remarketing of the notes, or for each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before February 17, 2005, in the case of a tax event redemption, a .0375% undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that interest payment date.

       For United States federal income tax purposes, the purchase price of each Income PRIDES will be allocated between the purchase contract and the note in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each note will be $25 and the fair market value of each purchase contract will be $0. This position will generally be binding on each beneficial owner of Income PRIDES, but not on the Internal Revenue Service.

       As long as a FELINE PRIDES is in the form of an Income PRIDES, the note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Income PRIDES will be pledged to the collateral agent to secure the holder's obligation to purchase shares of our class A common stock under the purchase contract.

CREATING GROWTH PRIDES

       Unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding February 17, 2005, to substitute for the notes held by the collateral agent zero-coupon Treasury securities (CUSIP No. 912820BM8) maturing on February 15, 2005, which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create Growth PRIDES, and the applicable notes will be released to the holder.

       Because Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make this substitution only in integral multiples of 40 Income PRIDES. If the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, holders of Income PRIDES may make substitutions only in multiples of 8,000 Income PRIDES, at any time on or prior to the second business day immediately preceding February 17, 2005. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable notes.

       Each Growth PRIDES will consist of a unit with a stated amount of $25 and will contain two components:

       (1) a purchase contract pursuant to which

              - the holder will purchase from us no later than February 17,
                2005, for the stated amount, a fraction of a newly issued share of our class A common stock equal to the settlement rate described below under "Description of the Purchase Contracts -- Purchase of Class A Common Stock," and

              - we will make contract adjustment payment to the holders at the rate of .95% of the $25 stated amount per year, paid quarterly, subject to our rights to defer these payments; and

       (2) a 1/40, or 2.5%, undivided beneficial ownership interest in a Treasury security that matures on February 15, 2005 and has a principal amount at maturity of $1,000.

       For example, to create 40 Growth PRIDES if the Treasury portfolio has not replaced the notes as a component of the Income PRIDES, the Income PRIDES holder will:

       - deposit with the collateral agent a Treasury security that matures on February 15, 2005 and has a principal amount at maturity of $1,000, and

       - transfer 40 Income PRIDES to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the 40 notes relating to the 40 Income PRIDES.

       Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related 40 notes from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

       - cancel the 40 Income PRIDES,

       - transfer the 40 related notes to the holder, and

       - deliver 40 Growth PRIDES to the holder.

       The Treasury security will be substituted for the notes and will be pledged to the collateral agent to secure the holder's obligation to purchase our class A common stock under the purchase contract. The notes released to the holder thereafter will trade separately from the resulting Growth PRIDES. Contract adjustment payments will be payable by us on these Growth PRIDES on each payment date from the later of May 17, 2002 and the last payment date on which contract adjustment payments were made. In addition, original issue discount will accrue on the related Treasury securities.

RECREATING INCOME PRIDES

       Unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding February 17, 2005, to substitute for the Treasury securities held by the collateral agent notes in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder.

       Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 40 Growth PRIDES. If the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, holders of the Growth PRIDES may make this substitution at any time on or prior to the second business day immediately preceding February 17, 2005, but using the appropriate applicable ownership interest in the Treasury portfolio instead of notes and only in integral multiples of 8,000 Growth PRIDES.

       For example, to create 40 Income PRIDES, the Growth PRIDES holder will:

       - deposit with the collateral agent 40 notes, which notes must have been purchased in the open market at the holder's expense, and

       - transfer 40 Growth PRIDES certificates to the purchase contract agent accompanied by a notice stating that the Growth PRIDES holder has deposited 40 notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury security relating to those Growth PRIDES.

       Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

       - cancel the 40 Growth PRIDES,

       - transfer the Treasury securities to the holder of Growth PRIDES, and

       - deliver 40 Income PRIDES to the holder.

       The substituted notes will be pledged with the collateral agent to secure the Income PRIDES holder's obligation to purchase class A common stock under the purchase contract.

       Holders that elect to substitute pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution.

CURRENT PAYMENTS

       Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of Income PRIDES are entitled to receive aggregate cash payments at the rate of 6.95% of the $25 stated amount per year from and after the original issue date, payable quarterly in arrears. The quarterly payments on the Income PRIDES will consist of interest on the note or cash distributions on the applicable ownership interest in the Treasury portfolio, as applicable, payable at the rate of 6% of the stated amount per year, and quarterly contract adjustment payments payable by us at the rate of .95% of the stated amount per year, subject to our right to defer the payment of such contract adjustment payments. The original issue discount rules that apply to contingent payment debt instruments should govern the income inclusions with respect to the notes for United States federal income tax purposes.

       Holders who create Growth PRIDES will be entitled to receive quarterly contract adjustment payments payable by us at the rate of .95% of the stated amount per year, subject to our right to defer the payments of such contract adjustment payments. In addition, original issue discount will accrue on the Treasury securities.

       Our obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to our senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other senior unsecured obligations. See "Description of Debt Securities" in the accompanying prospectus.

VOTING AND CERTAIN OTHER RIGHTS

       Holders of purchase contracts forming part of the Income PRIDES or the Growth PRIDES, in their capacities as such holders, will have no voting or other rights in respect of our class A common stock.

LISTING OF THE SECURITIES

       The Income PRIDES have been approved for listing on the NYSE under the symbol "GBLPrI," subject to notice of official issuance. Unless and until substitution has been made as described in "-- Creating Growth PRIDES" or "-- Recreating Income PRIDES," neither the note nor Treasury portfolio component of an Income PRIDES nor the Treasury security component of a Growth PRIDES will trade separately from Income PRIDES or Growth PRIDES. The note or Treasury portfolio component will trade as a unit with the purchase contract component of the Income PRIDES, and the Treasury security component will trade as a unit with the purchase contract component of the Growth PRIDES. If Growth PRIDES or notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may endeavor to cause the Growth PRIDES or notes to be listed on the exchange on which the Income PRIDES are then listed.

MISCELLANEOUS

       We or our affiliates may from time to time, to the extent permitted by law, purchase any of the Income PRIDES, Growth PRIDES or notes which are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

       The summary of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement, indenture and supplemental indenture set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been filed as exhibits to the registration statement of which this prospectus supplement forms a part.

PURCHASE OF CLASS A COMMON STOCK

       Each purchase contract underlying a FELINE PRIDES will obligate the holder of the purchase contract to purchase, and us to sell, on February 17, 2005, for an amount in cash equal to $25, the stated amount of the FELINE PRIDES, a fraction of a newly issued share of our class A common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances described in "-- Anti-Dilution Adjustments," as follows:

       - if the applicable market value is equal to or greater than the threshold appreciation price of $46.50, which is approximately 18.02% above the reference price of $39.40, the settlement rate will be .5376, which is equal to the stated amount divided by the threshold appreciation price. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for our class A common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of our class A common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of our class A common stock is the same as the applicable market value of our class A common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market value of our class A common stock on the date of settlement is the same as the applicable market value of our class A common stock;

       - if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount divided by the applicable market value. Accordingly, if the market price for our class A common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of our class A common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of our class A common stock on the date of settlement is the same as the applicable market value of our class A common stock; and

       - if the applicable market value is less than or equal to the reference price, the settlement rate will be .6345, which is equal to the stated amount divided by the reference price. Accordingly, if the market price for our class A common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of our class A common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market value is the same as the applicable market value of our class A common stock. If the market price stays the same, the aggregate market value of the shares of our class A common stock will be equal to the stated amount, assuming that the market value is the same as the applicable market value of our class A common stock.

       "Applicable market value" means the average of the closing price per share of our class A common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding February 17, 2005.

       "Closing price" of our class A common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of our class A common stock on the NYSE on that date or, if our class A common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which our class A common stock is so listed. If our class A common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of our class A common stock as reported by the Nasdaq Stock Market, or, if our class A common stock is not so reported, the last quoted bid price for our class A common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of our class A common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

       A "trading day" means a day on which our class A common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our class A common stock.

       We will not issue any fractional shares of our class A common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Income PRIDES or Growth PRIDES, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

       On the business day immediately preceding February 17, 2005, unless:

       - a holder of Income PRIDES or Growth PRIDES has settled the purchase contracts through the early delivery of cash to the purchase contract agent in the manner described under "-- Early Settlement;"

       - a holder of Income PRIDES or Growth PRIDES has settled the purchase contracts early in the manner described under "-- Early Settlement Upon Cash Merger;"

       - a holder of Income PRIDES that include notes has settled the purchase contracts with separate cash on the business day immediately preceding February 17, 2005 pursuant to prior notice in the manner described under "-- Notice to Settle with Cash;"

       - a holder of Income PRIDES has had the notes related to the holder's purchase contracts successfully remarketed on the third business day immediately preceding February 17, 2005 if the notes were not successfully remarketed on the third business day immediately preceding November 17, 2004 in the manner described herein; or

       - an event described under "-- Termination" below has occurred,

then

       - in the case of Income PRIDES, unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes on the third business day immediately preceding November 17, 2004 or a tax event redemption, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law, and

       - in the case of Growth PRIDES or, in the event that the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes on the third business day immediately preceding November 17, 2004 or a tax event redemption, in the case of Income PRIDES, the principal amount of the Treasury securities, or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase shares of our class A common stock under the purchase contracts.

       Shares of our class A common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the FELINE PRIDES and payment by the holder of any transfer or similar taxes payable in connection with the issuance of our class A common stock to any person other than the holder.

       Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will be deemed to have:

       - irrevocably agreed to be bound by the terms and provisions of the purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the FELINE PRIDES, and

       - duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the purchase contracts and pledge agreement on behalf of and in the name of the holder.

       In addition, each beneficial owner of Income PRIDES or Growth PRIDES, by acceptance of this interest, will be deemed to have agreed to treat

       - itself as the owner of the related notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, and

       - the notes as indebtedness for all tax purposes.

REMARKETING

       Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the notes of Income PRIDES holders will be remarketed on the third business day immediately preceding November 17, 2004.

       The remarketing agent will use its reasonable efforts to remarket these notes at an aggregate price of approximately 100.5% of the Treasury portfolio purchase price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of

       - interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the principal amount of the notes included in Income PRIDES, and

       - interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the notes included in Income PRIDES if the interest rate on the notes was not reset as described in "Description of the Notes -- Market Rate Reset."

The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligation to purchase our class A common stock under the purchase contracts.

       In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

       As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding November 17, 2004 for the purchase of the Treasury portfolio described above for settlement on November 17, 2004.

       "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

       If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the notes will continue to be a component of Income PRIDES, and another remarketing will be attempted as described below.

       If the remarketing of the notes on the third business day preceding November 17, 2004 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the notes of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding February 17, 2005 of their intention to settle the purchase contracts with separate cash will be remarketed on the third business day immediately preceding February 17, 2005.

       The remarketing agent will then use its reasonable efforts to remarket these notes at a price of approximately 100.5% of the aggregate principal amount of the notes. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes will automatically be applied to satisfy in full the Income PRIDES holders' obligations to purchase our class A common stock.

       In addition, the remarketing agent will deduct, as a remarketing fee, an amount equal to 25 basis points (.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

       If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and satisfy in full each holder's obligation to purchase our class A common stock under the purchase contracts.

       We will cause a notice of any failed remarketing to be published on the second business day immediately preceding November 17, 2004 or February 17, 2005, as applicable, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding notes, Income PRIDES and Growth PRIDES of the remarketing, including, in the case of a second failed remarketing, the procedures that must be followed if a note holder wishes to exercise its right to put its note to us as described in this prospectus supplement. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

EARLY SETTLEMENT

       A holder of Income PRIDES may settle the purchase contracts (unless a tax event redemption has occurred) on or prior to the fifth business day immediately preceding February 17, 2005 by presenting and surrendering the FELINE PRIDES certificate evidencing those Income PRIDES at the offices of the purchase contract agent, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of our class A common stock to be delivered in respect of the purchase contracts being settled. The holder should also present the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $25 times the number of purchase contracts being settled. However, if the applicable ownership interest in the Treasury portfolio has become a component of the Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption prior to February 17, 2005, holders of those Income PRIDES may settle early only in integral multiples of 8,000 Income PRIDES at any time on or prior to the second business day immediately preceding February 17, 2005.

       A holder of Growth PRIDES may settle the purchase contracts on or prior to the second business day immediately preceding February 17, 2005 by presenting and surrendering the FELINE PRIDES certificate evidencing those Growth PRIDES at the offices of the purchase contract agent, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of our class A common stock to be delivered in respect of the purchase contracts being settled. The holder should also present the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $25 times the number of purchase contracts being settled. Growth PRIDES holders may settle early only in integral multiples of 40 Growth PRIDES.

       We have agreed that, if required under U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of our class A common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement.

       So long as the FELINE PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

       Upon early settlement of the purchase contracts related to any Income PRIDES or Growth PRIDES:

       - except as described below in "-- Early Settlement Upon Cash Merger," as a holder of FELINE PRIDES, you will receive .5376 of a newly issued share of our class A common stock per Income PRIDES or Growth PRIDES, accompanied by this prospectus supplement, as amended or stickered, regardless of the market price of our class A common stock on the date of the early settlement. The number of shares of our class A common stock will be subject to adjustment under the circumstances described in "Anti-Dilution Adjustments" below,

       - the notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as applicable, related to the Income PRIDES or Growth PRIDES will be transferred to the holder free and clear of our security interest,

       - your right to receive future contract adjustment payments, if any, will terminate, and

       - no adjustment will be made to or for you on account of any amounts accrued (including deferred amounts) in respect of contract adjustment payments.

       If the purchase contract agent receives a FELINE PRIDES certificate, accompanied by the completed election to settle early form and the requisite amount of immediately available funds, from you by 5:00 p.m., New York City time, on a business day, that day will be considered the early settlement date. If the purchase contract agent receives those documents after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the early settlement date.

       Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the FELINE PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of our class A common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, we will cause the shares of our class A common stock being purchased to be issued, and the notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "--Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to you or your designee.

NOTICE TO SETTLE WITH CASH

       Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, a holder of Income PRIDES may settle the purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding February 17, 2005. A holder of an Income PRIDES wishing to settle the purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Income PRIDES certificate evidencing the Income PRIDES at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding February 17, 2005. If a holder who has given notice of its intention to settle the purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding February 17, 2005, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related note to satisfy in full, from the disposition of the note, the holder's obligation to purchase our class A common stock under the purchase contracts.

EARLY SETTLEMENT UPON CASH MERGER

       Prior to the settlement date, if we are involved in a merger in which at least 30% of the consideration for our class A common stock consists of cash or cash equivalents, which we refer to as a cash merger, then each holder of FELINE PRIDES will have the right to accelerate and settle the purchase contract at the settlement rate in effect immediately before the cash merger, provided that at such time, if so required under U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of cash merger within five business days thereof. The notice will specify, among other things, the early settlement date, which shall be 10 business days after the date of the notice, and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, a holder must present and surrender the FELINE PRIDES certificates evidencing those Income PRIDES or Growth PRIDES to be settled at the offices of the purchase contract agent, accompanied by payment to us in immediately available funds of an amount equal to $25 times the number of purchase contracts being settled, no later than 5:00 p.m., New York City time, on the business day immediately preceding the early settlement date. Upon early settlement of the purchase contracts so described above, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contracts immediately before the cash merger at the settlement rate in effect at such time. We will also cause the notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement and transferred to you. If you do not elect to exercise your merger early settlement right, your FELINE PRIDES will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

CONTRACT ADJUSTMENT PAYMENTS

       Contract adjustment payments in respect of Income PRIDES and Growth PRIDES will be fixed at a rate per year of .95% of the $25 stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from February 6, 2002 and will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing May 17, 2002.

       Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the FELINE PRIDES. Subject to any applicable laws and regulations, each such payment will be made as described under "--Book-Entry System."

       If any date on which contract adjustment payments are to be made on the purchase contracts related to the FELINE PRIDES is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

       Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

       Upon any payment or distribution of our assets to our creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due, thereon, or payment of such amounts shall have been provided for, before the holders of the FELINE PRIDES shall be entitled to receive any contract adjustment payments with respect to any FELINE PRIDES.

       By reason of this subordination, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the FELINE PRIDES may receive less, ratably, than our other creditors. Contract payment adjustments on the FELINE PRIDES are also subordinated by operation of law to all indebtedness and other liabilities, including trade payables, of our subsidiaries.

       In addition, no payment of contract payment adjustments with respect to any FELINE PRIDES may be made if:

       - any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

       - any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the purchase contract agent receives a written notice of such default from Gabelli or the holders of such senior indebtedness.

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

       We may, at our option and upon prior written notice to the holders of the FELINE PRIDES and the purchase contract agent, defer the payment of contract adjustment payments on the purchase contracts forming a part of the FELINE PRIDES until no later than February 17, 2005. However, deferred contract adjustment payments will accrue additional amounts at the rate of 6.95% per year (equal to the rate on the notes plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly, to but excluding February 17, 2005. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to
us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

       In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until February 17, 2005, each holder of FELINE PRIDES will receive on February 17, 2005 in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our class A common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

       We will not issue any fractional shares of our class A common stock with respect to the payment of deferred contract adjustment payments on February 17, 2005. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under "-- Purchase of Class A Common Stock."

       In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and we will not permit any subsidiary of ours to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock other than:

       - purchases, redemptions or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event,

       - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock,

       - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged,

       - dividends or distributions in our capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of our capital stock),

       - redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or

       - mandatory sinking fund payments with respect to any series of our preferred stock provided that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed 5% of the aggregate value of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by us and then outstanding and (2) our capital and surplus to be stated on our books of account after giving effect to such payment; provided, however, that any moneys deposited into any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the foregoing restrictions.

ANTI-DILUTION ADJUSTMENTS

       The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

       (a) the payment of dividends and other distributions of class A common stock on our class A common stock;

       (b) the issuance to all holders of class A common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase class A common stock at less than the current market price thereof;

       (c) subdivisions, splits and combinations of class A common stock;

       (d) distributions to all holders of class A common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause
           (a) or (b) above and any dividend or distribution paid exclusively in cash);

       (e) distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of class A common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for class A common stock concluded within the preceding 12 months, exceeds 5% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price per share of our class A common stock multiplied by the number of shares of class A common stock then outstanding) on the date of the distribution; and

       (f) the successful completion of a tender or exchange offer made by us or any of our subsidiaries for class A common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the class A common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of common stock made within the preceding 12 months, exceeds 5% of our aggregate market capitalization on the expiration of the tender or exchange offer.

       The "current market price" per share of class A common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the class A common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

       In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the class A common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

       If at any time we make a distribution of property to our shareholders which would be taxable to the shareholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of FELINE PRIDES.

       In addition, we may make increases in the settlement rate to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

       Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

       We will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

       Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of class A common stock issuable upon early settlement of a purchase contract.

TERMINATION

       The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the FELINE PRIDES under the purchase contracts, including the right and obligation to purchase our class A common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon any termination, the collateral agent will release the notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

       Pledged securities will be pledged to the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of FELINE PRIDES to purchase our class A common stock under the purchase contracts. The rights of holders of FELINE PRIDES to the pledged securities will be subject to our security interest created by the pledge agreement.

       No holder of Income PRIDES or Growth PRIDES will be permitted to withdraw the pledged securities related to the Income PRIDES or Growth PRIDES from the pledge arrangement except:

       - to substitute Treasury securities for the notes or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, as provided for under "Description of the FELINE
         PRIDES -- Creating Growth PRIDES,"

       - to substitute notes or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, for the Treasury securities, as provided for under "Description of the FELINE
         PRIDES -- Recreating Income PRIDES," or

       - upon the termination or early settlement of the purchase contracts.

       Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Income PRIDES, unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related notes, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Growth PRIDES and each holder of Income PRIDES, if the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the purchase contracts. We will have no interest in the pledged securities other than our security interest.

       Except as described in "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement -- General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Income PRIDES or Growth PRIDES are registered at the close of business on the record date immediately preceding the date of payment.

BOOK-ENTRY SYSTEM

       The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the FELINE PRIDES. The FELINE PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of FELINE PRIDES, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

       The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the FELINE PRIDES so long as the FELINE PRIDES are represented by global security certificates.

       The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

       Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

       In the event that the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the FELINE PRIDES will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for FELINE PRIDES certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

       As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all FELINE PRIDES represented by these certificates for all purposes under the FELINE PRIDES and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the FELINE PRIDES represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of FELINE PRIDES certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any FELINE PRIDES represented by these certificates for any purpose under the FELINE PRIDES or the purchase contract agreement.

       All payments on the FELINE PRIDES represented by the global security certificates and all transfers and deliveries of notes, Treasury portfolio, Treasury securities and our class A common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

       Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on February 17, 2005 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

       The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

                  CERTAIN PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

       The summary of the purchase contract agreement and pledge agreement set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been filed on exhibits to the registration statement of which this prospectus supplement forms a part.

GENERAL

       Distributions on the FELINE PRIDES will be payable, purchase contracts (and documents related to the FELINE PRIDES and purchase contracts) will be settled and transfers of the FELINE PRIDES will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the FELINE PRIDES do not remain in book-entry form, payment of distributions on the FELINE PRIDES may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register.

       Shares of our class A common stock will be delivered on February 17, 2005 (or earlier upon early settlement), or, if the purchase contracts have terminated, the pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see "Description of the Purchase Contracts -- Termination"), in each case upon presentation and surrender of the FELINE PRIDES certificate at the office of the purchase contract agent.

       If a holder of outstanding Income PRIDES or Growth PRIDES fails to present and surrender the FELINE PRIDES certificate evidencing the Income PRIDES or Growth PRIDES to the purchase contract agent on February 17, 2005, the shares of our class A common stock issuable in settlement of the purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the FELINE PRIDES certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

       If the purchase contracts have terminated prior to February 17, 2005, the pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the FELINE PRIDES certificate evidencing the holder's Income PRIDES or Growth PRIDES to the purchase contract agent, the pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the FELINE PRIDES certificate is presented or the holder provides the evidence and indemnity described above.

       The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

       No service charge will be made for any registration of transfer or exchange of the FELINE PRIDES, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

MODIFICATION

       The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders for any of the following purposes:

       - to evidence the succession of another person to our obligations,

       - to add to the covenants for the benefit of holders,

       - to evidence and provide for the acceptance of appointment of a successor purchase contract agent,

       - to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events, or

       - to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

       The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

       - change any payment date,

       - change the amount or type of pledged securities related to the purchase contract,

       - impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities,

       - change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments,

       - impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments,

       - reduce the number of shares of class A common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase class A common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract, or

       - reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

       If any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class, as applicable.

NO CONSENT TO ASSUMPTION

       Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will under the terms of the purchase contract agreement and the Income PRIDES or Growth PRIDES, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

       We will covenant in the purchase contract agreement that we will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) we are the continuing corporation or the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. State or the District of Columbia and the corporation expressly assumes our obligations under the purchase contracts, the notes, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement and (2) we or the successor corporation is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of our or its payment obligations under the purchase contracts, the notes, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement or in material default in the performance of any of our or its other obligations under these agreements.

TITLE

       We, the purchase contract agent and the collateral agent may treat the registered owner of any FELINE PRIDES as the absolute owner of the FELINE PRIDES for the purpose of making payment and settling the related purchase contracts and for all other purposes.

REPLACEMENT OF FELINE PRIDES CERTIFICATES

       In the event that physical certificates have been issued, any mutilated FELINE PRIDES certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. FELINE PRIDES certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen FELINE PRIDES certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the FELINE PRIDES evidenced by the certificate before a replacement will be issued.

       Notwithstanding the foregoing, we will not be obligated to issue any Income PRIDES or Growth PRIDES on or after the business day immediately preceding February 17, 2005 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement FELINE PRIDES certificate following February 17, 2005, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the class A common stock issuable pursuant to the purchase contracts included in the Income PRIDES or Growth PRIDES evidenced by the certificate, or, if the purchase contracts have terminated prior to February 17, 2005, transfer the pledged securities included in the Income PRIDES or Growth PRIDES evidenced by the certificate.

GOVERNING LAW

       The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

       The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Income PRIDES and Growth PRIDES from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Income PRIDES and Growth PRIDES or the purchase contract agreement.

       The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

       The Bank of New York maintains commercial banking relationships with us.

INFORMATION CONCERNING THE COLLATERAL AGENT

       JPMorgan Chase Bank will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Income PRIDES and Growth PRIDES except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

       The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

       JPMorgan Chase Bank maintains commercial banking relationships with us.

MISCELLANEOUS

       The purchase contract agreement will provide that we will pay all fees and expenses related to the offering of the FELINE PRIDES, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the FELINE PRIDES.

       However, holders who elect to substitute the related pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of the fees or expenses.

                            DESCRIPTION OF THE NOTES

GENERAL

       The notes are an issue of the debt securities described in the accompanying prospectus. The notes will be issued as a separate series of securities under an indenture and a supplemental indenture to be entered into between us and The Bank of New York, as trustee. The notes are limited to $90,000,000 (or up to $95,000,000, if the underwriters exercise their overallotment option in full) in aggregate principal amount. The notes will mature on February 17, 2007. The notes may not be redeemed prior to their stated maturity except as described below. The notes constitute senior debt securities as described in the accompanying prospectus. In addition to the notes, we may issue from time to time other series of senior debt securities under the indenture. Such other series will be separate from and independent of the notes. The following description of the terms of the notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read. Reference in this prospectus supplement to notes refers to 6% senior notes due February 17, 2007.

       The notes will not be subject to a sinking fund provision. Unless a tax event redemption has occurred prior to February 17, 2007, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest, on February 17, 2007. Except for a tax event redemption, the notes will not be redeemable by us.

       Notes forming a part of the Income PRIDES will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the notes. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. We will appoint The Bank of New York as the initial paying agent, transfer agent and registrar for the notes. We may at any time designate additional transfer agents and paying agents with respect to the notes, and may remove any transfer agent, paying agent or registrar for the notes. We will at all times be required to maintain a paying agent and transfer agent for the notes in the Borough of Manhattan, The City of New York.

       Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any note and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

       The indenture does not contain provisions that afford holders of the notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

INTEREST

       Each note shall bear interest initially at the rate of 6% per year from the original issue date, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an "interest payment date," commencing May 17, 2002, to the person in whose name the note is registered at the close of business on the first day of the month in which the interest payment date falls. The original issue discount rules applicable to contingent payment debt instruments should govern the income inclusions with respect to the notes for United States federal income tax purposes.

       The applicable interest rate on the notes will be reset on the third business day immediately preceding November 17, 2004 to the reset rate described below under "-- Market Rate Reset," unless the remarketing of the notes on that date fails. If the remarketing of the notes on that date fails, the interest rate on the notes will not be reset at that time. However, in these circumstances, the interest rate on the notes outstanding on and after November 17, 2004 will be reset on the third business day immediately preceding February 17, 2005 to the reset rate described below.

       The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

MARKET RATE RESET

       The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding November 17, 2004 or February 17, 2005, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding November 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PRIDES to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts -- Remarketing." In the case of a reset on the third business day immediately preceding February 17, 2005, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the note. The reset rate will in no event exceed the maximum rate permitted by applicable law.

       The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by us and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the notes, which will be two years or two and one-quarter years as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 A.M., New York City time, on the third business day immediately preceding November 17, 2004 or February 17, 2005, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with us), no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third business day immediately preceding November 17, 2004 or February 17, 2005, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

       On the tenth business day immediately preceding November 17, 2004 or February 17, 2005, the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to November 17, 2004 or February 17, 2005, as applicable, will be selected, and the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding November 17, 2004 or February 17, 2005, as applicable, will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by us (the "reset announcement date"). We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding notes, Income PRIDES or Growth PRIDES of the reset announcement date and of the procedures that must be followed if any owner of Income PRIDES wishes to settle the related purchase contract with cash on the business day immediately preceding February 17, 2005.

OPTIONAL REMARKETING

       On or prior to the fifth business day immediately preceding November 17, 2004, in the case of the remarketing to be conducted on the third business day preceding November 17, 2004, or February 17, 2005, in the case of the remarketing, if any, to be conducted on the third business day preceding February 17, 2005, but no earlier than the payment date immediately preceding November 17, 2004 or February 17, 2005, as applicable, holders of notes that are not components of Income PRIDES may elect to have their notes remarketed in the same manner as notes that are components of Income PRIDES by delivering their notes along with a notice of this election to the collateral agent. The collateral agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding November 17, 2004 or February 17, 2005, as applicable.

PUT OPTION UPON A FAILED REMARKETING

       If the remarketing of the notes on the third business immediately preceding February 17, 2005 has occurred and has resulted in a failed remarketing, holders of notes following February 17, 2005 will have the right to put the notes to us on March 31, 2005, upon at least three business days' prior notice, at a price equal to the principal amount, plus accrued and unpaid interest, if any.

TAX EVENT REDEMPTION

       If a tax event occurs and is continuing, we may, at our option, redeem the notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on notes which are due and payable on or prior to a redemption date will be payable to the holders of the notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the notes, the proceeds of the redemption will be payable in cash to the holders of the notes. If the tax event redemption occurs prior to November 17, 2004, or if the notes are not successfully remarketed on the third business day immediately preceding November 17, 2004, prior to February 17, 2005, the redemption price for the notes forming a part of the Income PRIDES will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Income PRIDES and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligations to purchase our class A common stock under the purchase contracts.

       "Tax event" means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest or original issue discount on the notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any
                                       S-49
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such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

       The Treasury portfolio to be purchased on behalf of the holders of Income PRIDES will consist of interest or principal strips of U.S. Treasury securities which mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate principal amount of the notes included in Income PRIDES and with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before February 17, 2005, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the notes on that date if the interest rate of the notes was not reset on the applicable reset date.

       Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date that occurs after a successful remarketing of the notes, "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities which mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate principal amount of the notes outstanding on the tax event redemption date with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on aggregate principal amount of the notes outstanding on the tax event redemption date.

       "Redemption amount" means in the case of a tax event redemption occurring prior to November 17, 2004, or prior to February 17, 2005 if the remarketing of the notes on the third business day preceding November 17, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of notes included in Income PRIDES, and in the case of a tax event redemption date occurring on or after November 17, 2004, or February 17, 2005 if the remarketing of the notes on the third business day preceding November 17, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the notes outstanding on the tax event redemption date.

       "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

       "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes. In the event any notes are called for redemption, neither we nor the debt trustee will be required to register the transfer of or exchange the notes to be redeemed.

BOOK-ENTRY AND SETTLEMENT

       Notes which are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Income PRIDES, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not

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be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

       The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

       Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

       In the event that

       - the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

       - the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

       - we determine, in our sole discretion, that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the FELINE PRIDES, notes, Treasury securities, the Treasury portfolio and class A common stock acquired under a purchase contract. This summary deals only with FELINE PRIDES, notes, Treasury securities, the Treasury portfolio and class A common stock that are held as capital assets by holders that purchase FELINE PRIDES upon original issuance at their issue price. This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, such as holders that may be subject to special tax treatment such as banks, insurance companies, broker dealers, tax-exempt organizations, holders that hold FELINE PRIDES, notes or class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment and U.S. holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis.

       No statutory, administrative or judicial authority directly addresses the treatment of FELINE PRIDES or instruments similar to FELINE PRIDES for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein. Each prospective investor should consult its tax advisor as to the particular tax consequences of purchasing, owning and disposing of the FELINE PRIDES, notes, Treasury securities, the Treasury portfolio or class A common stock, including the application and effect of United States federal, state, local and foreign tax laws.

U.S. HOLDERS

       The following summary is addressed to U.S. holders. For purposes of this summary, "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia,
(3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. If a partnership holds FELINE PRIDES, notes, Treasury securities, the Treasury portfolio or class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

  FELINE PRIDES

       Allocation of Purchase Price. A holder's acquisition of an Income PRIDES will be treated as an acquisition of a unit consisting of the note and the purchase contract that constitute such Income PRIDES. The purchase price of each Income PRIDES will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the holder's initial tax basis in the note and the purchase contract. We will report the fair market value of each note as $25 and the fair market value of each purchase contract as $0. This position will be binding upon each holder (but not on the Internal Revenue Service) unless such holder explicitly discloses a contrary position on a statement attached to such holder's timely filed United States federal income tax return for the taxable year in which an Income PRIDES is acquired. Thus, absent such disclosure, a holder should allocate the purchase price for an Income PRIDES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

       Ownership of Notes or Treasury Securities. A holder will be treated as owning the notes or Treasury securities constituting a part of the Income PRIDES or Growth PRIDES, respectively, for

United States federal income tax purposes. We and, by acquiring FELINE PRIDES, each holder agree to treat the notes or Treasury securities constituting a part of the FELINE PRIDES as owned by such holder for all tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the notes or Treasury securities are discussed below (see "Notes" and "Treasury Securities").

       Sales, Exchanges or Other Taxable Dispositions of FELINE PRIDES. Upon a sale, exchange or other taxable disposition of a FELINE PRIDES, a holder will be treated as having sold, exchanged or disposed of the purchase contract and the notes, the Treasury portfolio or the Treasury securities that constitute such FELINE PRIDES and will generally recognize gain or loss equal to the difference between the portion of the proceeds to such holder allocable to the purchase contract and the notes, the Treasury portfolio or Treasury securities, as the case may be, and such holder's respective adjusted tax basis in the purchase contract and the notes, the Treasury portfolio or Treasury securities, except to the extent such holder is treated as receiving an amount with respect to accrued acquisition discount on the Treasury portfolio or Treasury securities, which amount will be treated as ordinary income, or to the extent such holder is treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which may be treated as ordinary income, in each case, to the extent not previously included in income. In the case of the purchase contract, the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss will generally be long-term capital gain or loss if the holder held such FELINE PRIDES for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

       If the disposition of a FELINE PRIDES occurs when the purchase contract has negative value, the holder should be considered to have received additional consideration for the notes, the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from the holder's obligation under the purchase contract. If such deemed additional consideration with respect to a note results in income, such income should be ordinary and may not be offset by a loss realized with respect to the purchase contract. The rules that govern the determination of the character of gain or loss on the disposition of the notes are summarized under "Notes -- Sales, Exchanges or Other Taxable Dispositions of Notes."

       In determining gain or loss, payments to a holder of contract adjustment payments or deferred contract adjustment payments that have not previously been included in the income of such holder should either reduce such holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments included in a holder's income but not paid should increase such holder's adjusted tax basis in the purchase contract (see "-- Purchase Contracts -- Contract Adjustment Payments and Deferred Contract Adjustment Payments" below).

  NOTES

       Classification of the Notes. In connection with the issuance of the notes, Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the notes will be classified as indebtedness for United States federal income tax purposes. We and, by acquiring Income PRIDES, each holder agree to treat the notes as our indebtedness for all tax purposes.

       Original Issue Discount. Because of the manner in which the interest rate on the notes is reset, the notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the notes as such, and the remainder of this discussion assumes that the notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require each holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the notes, (2) for all accrual periods until November 17, 2004, to require each holder to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other taxable disposition of the notes. See "-- Sales, Exchanges or Other Taxable Dispositions of Notes."

       A holder of notes will accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the notes. The comparable yield of the notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the notes. We have determined that the comparable yield is 6.85% (compounded quarterly) and the projected payments for the notes per $25 of principal amount are $.42 on May 17, 2002, $.38 for each subsequent quarter ending on or prior to November 17, 2004, and $.51 for each quarter ending after November 17, 2004. We have also determined that the projected payment for the notes, per $25 of principal amount, at the maturity date is $25.51 (which includes the stated principal amount of the notes as well as the final projected interest payment).

       If after November 17, 2004, the remaining amounts of principal and interest payable on the notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

       Holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. A holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the holder for the taxable year that includes the date of its acquisition of the note.

       The foregoing comparable yield and projected payment schedule are supplied solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute a projection or representation as to the amounts that a holder of notes or Income PRIDES will actually receive.

       Adjustment to Tax Basis in Notes. A holder's tax basis in a note will be increased by the amount of original issue discount included in income with respect to the note and decreased by the amount of projected payments with respect to the notes through the computation date.

       Sales, Exchanges or Other Taxable Dispositions of Notes. A holder will recognize gain or loss on a disposition of a note (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by the holder on the disposition of the note and the holder's adjusted tax basis in such note. Selling expenses incurred by a holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such holder upon a disposition of a note. Gain recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary loss to the extent of such holder's prior inclusions of original issue discount on the note and as capital loss thereafter. In general, gain recognized on the disposition of a note on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the note over the total remaining payments set forth on the projected payment schedule for the note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  TREASURY SECURITIES

       Original Issue Discount. A holder of Growth PRIDES will be required to treat its ownership interest in the Treasury securities comprising a Growth PRIDES as an interest in a bond that was originally issued on the date such holder acquired the Treasury securities and that has original issue discount equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. A holder will be required to include such original issue discount in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of such holder's method of tax accounting and in advance of the receipt of cash attributable to such original issue discount. Amounts of original issue discount included in a holder's gross income will increase such holder's adjusted tax basis in the Treasury securities.

       Sales, Exchanges or Other Taxable Dispositions of Treasury
Securities. As discussed below, in the event that a holder obtains the release of Treasury securities by delivering notes to the collateral agent, the holder will generally not recognize gain or loss upon such substitution. The holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by the holder on such disposition and the holder's adjusted tax basis in the Treasury securities, except to the extent such holder is treated as receiving an amount with respect to accrued acquisition discount on the Treasury securities, which amount will be treated as ordinary income. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the holder held such Treasury securities for more than one year at the time of the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  PURCHASE CONTRACTS

       Contract Adjustment Payments and Deferred Contract Adjustment
Payments. There is no direct authority that addresses the treatment, under current law, of contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable income to a holder of FELINE PRIDES when received or accrued, in accordance with the holder's regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable income to each holder. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder's adjusted tax basis in a purchase contract or class A common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of a FELINE PRIDES or the termination of a purchase contract. See "FELINE PRIDES -- Sales, Exchanges or Other Taxable Dispositions of FELINE PRIDES," "-- Acquisition of Class A Common Stock Under a Purchase Contract" and "-- Termination of Purchase Contract."

       Acquisition of Class A Common Stock Under a Purchase Contract. A holder of a FELINE PRIDES will generally not recognize gain or loss on the purchase of class A common stock under a purchase contract, including upon an early settlement, except with respect to any cash paid in lieu of a fractional share of class A common stock. Subject to the following discussion, a holder's aggregate initial tax basis in the class A common stock received under a purchase contract should generally equal the purchase price paid for such class A common stock plus such holder's adjusted tax basis in the purchase contract, if any, less the portion of such purchase price and adjusted tax basis allocable to a fractional share. Payments of contract adjustment payments or deferred contract adjustment payments that have been received in cash by a holder but not included in income by such holder should reduce such holder's adjusted tax basis in the purchase contract or the class A common stock to be received thereunder (see "-- Contract Adjustment Payments and Deferred Contract Adjustment Payments" above). The holding period for class A common stock received under a purchase contract will commence on the date following the acquisition of such class A common stock.

       Ownership of Class A Common Stock Acquired Under the Purchase
Contract. Any distribution on class A common stock that we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by a holder when received. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Upon a disposition of class A common stock, a holder will generally recognize capital gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis in the class A common stock. Such capital gain or loss will generally be long-term capital gain or loss if the holder held such class A common stock for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

       Termination of Purchase Contract. If a purchase contract terminates, a holder of a FELINE PRIDES will recognize gain or loss equal to the difference between the amount realized, if any, upon such termination and such holder's adjusted tax basis, if any, in the purchase contract at the time of such termination. Any contract adjustment payments or deferred contract adjustment payments received by a holder but not previously included in income by such holder should either reduce such holder's adjusted tax basis in the purchase contract or increase the amount realized on the termination of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments included in a holder's income but not received should increase such holder's adjusted tax basis in the purchase contract. Gain or loss recognized will generally be capital gain or loss and will generally be long-term capital gain or loss if the holder held such purchase contract for more than one year at the time of such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of the notes, Treasury securities or the Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis and holding period in such notes, Treasury securities or the Treasury portfolio as before such termination.

       Adjustment to Settlement Rate. A holder of FELINE PRIDES might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of FELINE PRIDES in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the class A common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

  SUBSTITUTION OF TREASURY SECURITIES TO CREATE OR RECREATE GROWTH PRIDES

       A holder of an Income PRIDES that delivers Treasury securities to the collateral agent in substitution for notes or the Treasury portfolio will generally not recognize gain or loss upon the delivery of such Treasury securities or the release of the notes or the Treasury portfolio to such holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and notes or the Treasury portfolio, and such holder's adjusted tax bases in the Treasury securities, the notes or the Treasury portfolio and the purchase contract will not be affected by such delivery and release.

  SUBSTITUTION OF NOTES TO RECREATE INCOME PRIDES

       A holder of a Growth PRIDES that delivers notes to the collateral agent in substitution for Treasury securities will generally not recognize gain or loss upon the delivery of such notes or the release of the Treasury securities to the holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and notes, and such holder's adjusted tax bases in the Treasury securities, the notes and the purchase contract will not be affected by such delivery and release.
                                       S-56
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  REMARKETING AND TAX EVENT REDEMPTION OF NOTES

       A remarketing or tax event redemption will be a taxable event for holders of notes which will have the United States federal income tax consequences described under "Notes -- Sales, Exchanges or Other Taxable Dispositions of Notes."

       Ownership of Treasury Portfolio. We and, by acquiring FELINE PRIDES, each holder agree to treat such holder as the owner, for United States federal income tax purposes, of the applicable ownership interest of the Treasury portfolio constituting a part of the Income PRIDES beneficially owned by such holder in the event of a remarketing of the notes on the third business day preceding November 17, 2004 or a tax event redemption prior to the purchase contract settlement date. Each holder will include in income any amount earned on such pro rata portion of the Treasury portfolio for all tax purposes. The remainder of this summary assumes that holders of Income PRIDES will be treated as the owners of the applicable ownership interest of the Treasury portfolio that constitutes a part of such Income PRIDES for United States federal income tax purposes.

       Interest Income and Original Issue Discount. Following a remarketing of the notes on the third business day preceding November 17, 2004 or a tax event redemption prior to the purchase contract settlement date, a holder of Income PRIDES will be required to treat its pro rata portion of each Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury securities and that has original issue discount (or, in the case of short-term Treasury securities, as defined below, acquisition discount) equal to the holder's pro rata portion of the excess of the amounts payable on such Treasury securities over the value of the Treasury securities at the time the collateral agent acquired them on behalf of holders of Income PRIDES. A holder, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than acquisition discount on short-term Treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holders' investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

       In the case of any Treasury security with a maturity of one year or less from the date of its issue (a "short-term Treasury security"), in general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless such accrual basis holder elects to accrue the acquisition discount on a short-term Treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A holder that obtains the release of its applicable ownership interest of the Treasury portfolio and subsequently disposes of such interest will recognize ordinary income on such disposition to the extent of any gain realized that does not exceed an amount equal to the ratable share of the acquisition discount on the Treasury securities not previously included in income.

       Tax Basis of the Treasury Portfolio. A holder's initial tax basis in such holder's applicable ownership interest of the Treasury portfolio will equal such holder's pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder's adjusted tax basis in the Treasury portfolio will be increased by the amount of original issue discount or acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to the Treasury portfolio.

  BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

       Unless you are an exempt recipient, such as a corporation, interest, original issue discount, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, FELINE PRIDES, notes, purchase contracts, Treasury securities, the Treasury portfolio, or class A common stock, may be subject to information reporting and may also be subject to United States federal backup withholding tax (currently 30%) if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

       Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

       The following summary is addressed to non-U.S. holders. A non-U.S. holder is a holder that is not a U.S. holder as defined under "-- U.S. Holders." Special rules may apply if such non-U.S. holder is a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" and is subject to special treatment under the Internal Revenue Code. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to it.

  UNITED STATES FEDERAL WITHHOLDING TAX

       United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the notes, the Treasury securities or the Treasury portfolio provided that:

       - the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and the Treasury regulations;

       - the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

       - (a) the non-U.S. holder provides its name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its notes, Treasury securities or Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

       We will generally withhold tax at a rate of 30% on the dividends, if any, paid on the shares of class A common stock acquired under the purchase contract and on any contract adjustment payments or deferred contract adjustment payments made with respect to a purchase contract. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments, deferred contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States (and, where a tax treaty applies, are also attributable to a United States permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

       In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the sale, exchange or other disposition of the FELINE PRIDES, notes, purchase contracts, Treasury securities, Treasury portfolio or class A common stock acquired under the purchase contracts.

  UNITED STATES FEDERAL INCOME TAX

       If a non-U.S. holder is engaged in a trade or business in the United States (and, if a tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and interest (including original issue discount and acquisition discount) on the notes, the Treasury securities and the Treasury portfolio, dividends on the class A common stock and, to the extent they constitute taxable income, contract adjustment payments and deferred contract adjustment payments made with respect to the purchase contracts are effectively connected with the conduct of that trade or business (and, if a tax treaty applies, that permanent establishment), such non-U.S. holder will be subject to United States federal income tax (but not withholding tax), on the interest, original issue discount, acquisition discount, dividends, contract adjustment payments and deferred contract adjustment payments on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

       Any gain or income realized on the disposition of a FELINE PRIDES, a purchase contract, a note, a Treasury security, the Treasury portfolio or class A common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

       - that gain or income is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States; or

       - the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

  BACKUP WITHHOLDING TAX

       In general, no backup withholding will be required with respect to payments we make with respect to the FELINE PRIDES or the notes if a non-U.S. holder has provided us with an Internal Revenue Service Form W-8BEN (or a suitable substitute form) and we do not have actual knowledge or reason to know that a holder is a United States person. In addition, no backup withholding will be required regarding the sale of FELINE PRIDES, notes, Treasury securities, the Treasury portfolio or class A common stock acquired under the purchase contracts even if made within the United States or conducted through certain United States financial intermediaries if the payor receives an Internal Revenue Service Form W-8BEN (or a suitable substitute form) and does not have actual knowledge or reason to know that the holder is a United States person or the holder can otherwise establish an exemption.

       Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

       We intend to offer the Income PRIDES through the underwriters named below. Subject to the terms and conditions in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of Income PRIDES set forth opposite their names below.

                                                                NUMBER OF
UNDERWRITER                                                   INCOME PRIDES
-----------                                                   -------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    2,880,000
Gabelli & Company, Inc......................................      720,000
                                                                ---------
             Total..........................................    3,600,000
                                                                =========

       The underwriters have agreed to purchase all of the Income PRIDES sold pursuant to the purchase agreement if any of the Income PRIDES are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

       The underwriters are offering the Income PRIDES, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Income PRIDES, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The underwriters have advised us that they propose initially to offer the Income PRIDES to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.45 per Income PRIDES. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per Income PRIDES to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

       The expenses of the offering, not including the underwriting discount, are estimated to be $400,000 and are payable by us.

       The following table shows the per unit and total public offering price, underwriting discount to be paid by us to the underwriters and proceeds before expenses to us. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                  PER INCOME PRIDES   WITHOUT OPTION   WITH OPTION
                                  -----------------   --------------   -----------
Public offering price...........       $25.00          $90,000,000     $95,000,000
Underwriting discount...........         $.75           $2,700,000      $2,850,000
Proceeds, before expenses, to
  Gabelli.......................       $24.25          $87,300,000     $92,150,000

       Gabelli & Company, Inc., one of the underwriters, is an indirect 92% owned subsidiary of Gabelli Asset Management Inc. This offering is therefore being conducted in accordance with the applicable provisions of Rule 2720 to the Conduct Rules of the National Association of Securities Dealers, Inc. Rule 2720 requires that the public offering price of the Income PRIDES not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Merrill Lynch, Pierce, Fenner & Smith Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. In connection with the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. The public offering price of the Income PRIDES set forth on the cover page of this prospectus supplement is no higher than the price recommended by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

       The underwriters do not intend to confirm sales of Income PRIDES to accounts over which they exercise discretionary authority.

OVERALLOTMENT OPTION

       We have granted an option to the underwriters to purchase up to an additional 200,000 Income PRIDES at the public offering price less the underwriting discount. The underwriters may exercise this option for 13 days beginning on the date of the closing of this offering solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase approximately the same percentage of additional Income PRIDES as the number set forth next to the underwriter's name in the preceding table bears to the total number of Income PRIDES set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

       We, each of our executive officers and Gabelli Group Capital Partners, Inc., Rye Holdings, Inc. and Rye Capital Partners, Inc. have agreed, with some exceptions, not to directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, for a period of 90 days after the date of this prospectus supplement:

       - offer, pledge, sell or contract to sell any FELINE PRIDES, purchase contracts, class A common stock or any similar securities or any security convertible into such securities,

       - sell any option or contract to purchase any FELINE PRIDES, purchase contracts, class A common stock or any similar securities or any security convertible into such securities,

       - purchase any option or contract to sell any FELINE PRIDES, purchase contracts, class A common stock or any similar securities or any security convertible into such securities,

       - grant any option, right or warrant for the sale of any FELINE PRIDES, purchase contracts, class A common stock or any similar securities or any security convertible into such securities,

       - lend or otherwise dispose of or transfer any FELINE PRIDES, purchase contracts, class A common stock or any similar securities or any security convertible into such securities, or

       - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of FELINE PRIDES, purchase contracts, class A common stock or any similar securities or any security convertible into such securities.

       This agreement does not apply to issuances under our employee or director compensation plans or our employee or shareholder investment plans. Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

NEW YORK STOCK EXCHANGE LISTING

       The Income PRIDES are a new issue of securities with no established trading market. The Income PRIDES have been approved for listing on the NYSE, subject to notice of official issuance. We have been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated that it intends to make a market in the securities, but it is not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

       This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing.

PRICE STABILIZATION AND SHORT POSITIONS

       Until the distribution of the Income PRIDES offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Income PRIDES or shares of our class A common stock. However, the underwriters may engage in transactions that stabilize the price of the Income PRIDES or our class A common stock, such as bids or purchases that peg, fix or maintain the price of the Income PRIDES or our class A common stock.

       In connection with the offering, the underwriters may make short sales of our Income PRIDES. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Income PRIDES than it is required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Income PRIDES in the open market. In determining the source of Income PRIDES to close out the covered short position, the underwriters will consider, among other things, the price of Income PRIDES available for purchase in the open market as compared to the price at which they may purchase the Income PRIDES through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Income PRIDES in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Income PRIDES or our class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Income PRIDES and our class A common stock or preventing or retarding a decline in the market price of the Income PRIDES and our class A common stock. As a result, the prices of the Income PRIDES and our class A common stock may be higher than they would otherwise be in the absence of these transactions.

       Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Income PRIDES or our class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

       A prospectus in electronic format may be made available on the website maintained by one or more of the underwriters participating in this offering. The underwriters may allocate a number of shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

OTHER RELATIONSHIPS

       In the ordinary course of business, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates have provided financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees.

                                 LEGAL MATTERS

       Certain legal matters with respect to the offering of the securities will be passed on for us by James E. McKee, Vice President, General Counsel and Secretary of Gabelli Asset Management Inc., and by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Shearman & Sterling, New York, New York. Mr. McKee holds shares of our class A common stock and options to acquire shares of our class A common stock.

PROSPECTUS

                                  $400,000,000

                         GABELLI ASSET MANAGEMENT INC.
                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

                                  GBL TRUST I
                                  GBL TRUST II
                           TRUST PREFERRED SECURITIES
     FULLY AND UNCONDITIONALLY GUARANTEED BY GABELLI ASSET MANAGEMENT INC.

       Gabelli Asset Management Inc. may offer, issue and sell, together or separately, its:

       - debt securities, which may be senior debt securities or subordinated debt securities

       -  shares of its preferred stock

       -  shares of its Class A Common Stock

       -  Stock Purchase Contracts to purchase shares of Common Stock

       - Stock Purchase Units, each representing ownership of a Stock Purchase Contract and debt securities, trust preferred securities or debt obligations of third-parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts

       - guarantees for the benefit of the holders of the trust preferred securities

       GBL Trust I and GBL Trust II may offer, from time to time, trust preferred securities, representing undivided beneficial interests in the assets of the respective GBL trusts.

       Gabelli Asset Management Inc., GBL Trust I and GBL Trust II will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

       THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

       Gabelli Asset Management Inc., GBL Trust I and GBL Trust II may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

       The underwriters for any offering may include one or more broker-dealer subsidiaries of Gabelli Asset Management Inc., GBL Trust I and GBL Trust II, including Gabelli & Company, Inc. These broker-dealer subsidiaries also may offer and sell previously issued securities as part of their business, and may act as a principal or agent in such transactions. Gabelli Asset Management Inc., GBL Trust I, GBL Trust II or any of their subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

       Gabelli Asset Management Inc.'s Class A common stock is listed on the New York Stock Exchange under the trading symbol "GBL."

       None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
                The date of this prospectus is December 28, 2001

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ABOUT THIS PROSPECTUS.......................................     3

WHERE YOU CAN FIND MORE INFORMATION.........................     3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     5

GABELLI ASSET MANAGEMENT INC................................     6

THE TRUSTS..................................................     6

USE OF PROCEEDS.............................................     8

RATIO OF EARNINGS TO FIXED CHARGES..........................     8

DESCRIPTION OF SECURITIES...................................     8

DESCRIPTION OF DEBT SECURITIES..............................     9

DESCRIPTION OF CAPITAL STOCK................................    18

DESCRIPTION OF TRUST PREFERRED SECURITIES...................    26

DESCRIPTION OF GUARANTEES...................................    28

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................    31

PLAN OF DISTRIBUTION........................................    31

ERISA MATTERS...............................................    33

LEGAL MATTERS...............................................    34

EXPERTS.....................................................    34

                             ABOUT THIS PROSPECTUS

       Unless otherwise stated or the context otherwise requires, references in this prospectus to "Gabelli Asset Management," "we," "our," or "us" refer to Gabelli Asset Management Inc., and its direct and indirect subsidiaries, while references to "Gabelli Asset Management Inc." refer only to the holding company on a nonconsolidated basis. References in this prospectus to the "trusts" refer to GBL Trust I and GBL Trust II.

       This prospectus is part of a registration statement that Gabelli Asset Management Inc., GBL Trust I and GBL Trust II filed with the SEC using a "shelf" registration process. Under this shelf process, Gabelli Asset Management Inc. may, from time to time, sell any combination of debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units, and GBL Trust I and GBL Trust II may, from time to time, sell trust preferred securities guaranteed by Gabelli Asset Management Inc., as described in this prospectus, in one or more offerings up to a total dollar amount of $400,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities Gabelli Asset Management Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

       You should rely on the information contained or incorporated by reference in this prospectus. Neither Gabelli Asset Management Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Gabelli Asset Management Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

       You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

       Gabelli Asset Management Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Gabelli Asset Management Inc. Gabelli Asset Management Inc.'s Class A common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

       The SEC allows "incorporation by reference" into this prospectus of information that Gabelli Asset Management Inc. files with the SEC. This permits Gabelli Asset Management Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by Gabelli Asset Management Inc. with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Gabelli Asset Management Inc. incorporates by reference the following documents which have been filed with the SEC:

       - Annual Report on Form 10-K for the year ended December 31, 2000;

       - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and Quarterly Report on Form 10-Q/A for the quarter ended ended September 30, 2001; and

       - Proxy Statement for the Annual Meeting of Shareholders held on May 15, 2001.

       Gabelli Asset Management Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Gabelli Asset Management Inc., GBL Trust I and GBL Trust II file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

       Gabelli Asset Management Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580 (telephone number (914) 921-5146). You may also obtain some of the documents incorporated by reference into this document at Gabelli Asset Management's website, www.gabelli.com. You should be aware that the information contained on Gabelli Asset Management's website is not a part of this document.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

       This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

       Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

       - changes in general economic conditions, including the performance of financial markets and interest rates;

       - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

       - changes in industry trends;

       - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

       - downgrades in our ratings;

       - investor interest in equity investment management services;

       - absolute and relative performance of Gabelli Asset Management Inc.'s products;

       - other risks and uncertainties described from time to time in Gabelli Asset Management Inc.'s filings with the SEC; and

       - the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein.

       Neither Gabelli Asset Management Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if Gabelli Asset Management Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures Gabelli Asset Management Inc. or the trusts make on related subjects in reports to the SEC.

                         GABELLI ASSET MANAGEMENT INC.

       We are a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are largely based on the level of assets under management in our business, rather than our own assets, as well as the level of fees associated with our various investment products. As of September 30, 2001, we had approximately $22.3 billion of assets under management, 88% of which were invested in equity securities. Our assets under management are organized principally in three groups:

       - Mutual Funds: we currently provide advisory services to (i) the Gabelli family of funds; (ii) the Treasurer's Fund; and (iii) the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

       - Separate Accounts: we currently provide advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serve as subadviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

       - Alternative Investments: we also provide alternative investment products consisting primarily of risk arbitrage, global long/short and merchant banking limited partnerships and offshore companies.

       We also act as underwriter and distributor of the open-end mutual funds and provide brokerage, trading, underwriting and research services. We conduct our business operations through our subsidiaries.

       Gabelli Asset Management Inc. was incorporated in April 1998 as "Alpha G, Inc." under the laws of the state of New York and renamed "Gabelli Asset Management Inc." in February 1999. We are a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and our subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of Class B Common Stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business. Gabelli Group Capital Partners, Inc., which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of Class B Common Stock of Gabelli Asset Management Inc., which represents approximately 97.6% of the combined voting power of the outstanding Common Stock. On February 10, 1999, we sold six million shares of our Class A Common Stock to the public. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

       Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

                                   THE TRUSTS

       GBL Trust I and GBL Trust II are statutory business trusts formed on December 5, 2001 under Delaware law pursuant to declarations of trust between the trustees named therein and Gabelli Asset Management Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. Gabelli Asset Management Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act.

       The trusts exist for the exclusive purposes of:

       - issuing preferred securities and common securities;

       - investing the gross proceeds of the preferred securities and common securities in related series of subordinated debt securities issued by Gabelli Asset Management Inc.; and

       - engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

       The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by Gabelli Asset Management Inc. to the extent set forth under "Description of Guarantees."

       Gabelli Asset Management Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Gabelli Asset Management Inc. defaults on the related series of subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

       The trusts each have a term of approximately 55 years, but may terminate earlier as provided in their respective declarations of trust. The trusts' business and affairs will be conducted by the trustees appointed by Gabelli Asset Management Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with Gabelli Asset Management Inc. One trustee of each trust will be a financial institution which will be unaffiliated with Gabelli Asset Management Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

       The property trustee will hold title to the subordinated debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debt securities. In addition, the property trustee will maintain exclusive control of a segregated noninterest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

       The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of GBL Trust I and GBL Trust II, including any amendments thereto, the trust preferred securities, the Delaware Business Trust Act and the Trust Indenture Act.

       Gabelli Asset Management Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: c/o The Bank of New York (Delaware), White Clay Center, Route 273, Newark, DE 19711. The telephone number of each trust is: (302) 451-2500.

       For financial reporting purposes,

       - the trusts will be treated as Gabelli Asset Management Inc.'s subsidiaries; and

       - the accounts of the trusts will be included in Gabelli Asset Management Inc.'s consolidated financial statements.

       The financial statements of the trusts will be consolidated in Gabelli Asset Management Inc.'s consolidated financial statements, with the trust preferred securities shown on Gabelli Asset Management Inc.'s consolidated balance sheets. The notes to our consolidated financial statements will disclose that the sole assets of the trusts will be the subordinated debt securities issued by Gabelli Asset Management Inc. to the trusts. Distributions on the trust preferred securities will be reported as a charge to minority interest and included in Minority Interest in Gabelli Asset Management Inc.'s consolidated statements of income, whether paid or accrued.

       Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

                                USE OF PROCEEDS

       Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including working capital and the expansion of our business through new investment product offerings, enhanced distribution and marketing of existing investment products and strategic acquisitions as opportunities arise. The trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase subordinated debt securities issued by Gabelli Asset Management Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth Gabelli Asset Management's ratio of earnings to fixed charges for the periods indicated:

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                      -------------   --------------------------------
                                          2001        2000   1999   1998   1997   1996
                                      -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed
  Charges(1)........................      21.0        26.7   9.9(2) 27.0   20.3   37.6

---------------

(1) For purposes of this computation, earnings are defined as pretax income excluding minority interest and fixed charges. Fixed charges are the sum of interest and an estimated interest component of rent expense.

(2) Earnings include a nonrecurring charge related to a note payable of $30.9 million, net of income tax benefit. Excluding this charge, the ratio of earnings to fixed charges would have been 21.0 for 1999.

                           DESCRIPTION OF SECURITIES

       This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, stock purchase contracts and stock purchase units that Gabelli Asset Management Inc. may sell from time to time and the trust preferred securities guaranteed by Gabelli Asset Management Inc. that GBL Trust I and GBL Trust II may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

       As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that Gabelli Asset Management Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture." This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures." Unless the applicable prospectus supplement states otherwise, the trustee under the Indentures will be The Bank of New York.

       The forms of Indentures are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

GENERAL

       The debt securities will be direct unsecured obligations of Gabelli Asset Management Inc. The senior debt securities will rank equally with all of Gabelli Asset Management Inc.'s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s present and future senior indebtedness.

       Because Gabelli Asset Management Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent Gabelli Asset Management Inc. may be recognized as a creditor of that subsidiary. Accordingly, Gabelli Asset Management Inc.'s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries and holders of debt securities should look only to Gabelli Asset Management Inc.'s assets for payment thereunder.

       The Indentures do not limit the aggregate principal amount of debt securities that Gabelli Asset Management Inc. may issue and provide that Gabelli Asset Management Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Gabelli Asset Management Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

       Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

       - the title of debt securities and whether they are subordinated debt securities or senior debt securities;

       - any limit on the aggregate principal amount of the debt securities;

       - the price or prices at which Gabelli Asset Management Inc. will sell the debt securities;

       - the maturity date or dates of the debt securities;

       - the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

       - the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

       - the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

       - whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

       - the dates on which Gabelli Asset Management Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

       - the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

       - if Gabelli Asset Management Inc. possesses the option to do so, the periods within which and the prices at which Gabelli Asset Management Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

       - Gabelli Asset Management Inc.'s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Gabelli Asset Management Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

       - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

       - the portion, or methods of determining the portion, of the principal amount of the debt securities which Gabelli Asset Management Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

       - the currency, currencies or currency unit in which Gabelli Asset Management Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

       - provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

       - any deletions from, modifications of or additions to the Events of Default or Gabelli Asset Management Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

       - the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

       - whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

       - the terms, if any, upon which the holders may convert or exchange the debt securities into or for Gabelli Asset Management Inc.'s common stock, preferred stock or other securities or property;

       - whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

       - any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

       - the depositary for global or certificated debt securities;

       - any special tax implications of the debt securities;

       - any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

       - any other terms of the debt securities.

       Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

       Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

       Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

SUBORDINATION

       The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

       Under the Subordinated Indenture, "Senior Indebtedness" means all obligations of Gabelli Asset Management Inc. in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

       - the principal of (and premium, if any) and interest due on indebtedness of Gabelli Asset Management Inc. for borrowed money;

       - all obligations guaranteed by Gabelli Asset Management Inc. for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

       - all obligations guaranteed by Gabelli Asset Management Inc. evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

       - any obligations of Gabelli Asset Management Inc. as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

       - all obligations of Gabelli Asset Management Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

       - all obligations of Gabelli Asset Management Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

       - all obligations of the types referred to above of other persons for the payment of which Gabelli Asset Management Inc. is responsible or liable as obligor, guarantor or otherwise; and

       - all obligations of the types referred to above of other persons secured by any lien on any property or asset of Gabelli Asset Management Inc. (whether or not such obligation is assumed by Gabelli Asset Management Inc.).

       Senior Indebtedness does not include:

       - indebtedness or monetary obligations to trade creditors created or assumed by Gabelli Asset Management Inc. in the ordinary course of business in connection with the obtaining of materials or services;

       - indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

       - any indebtedness of Gabelli Asset Management Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with Gabelli Asset Management Inc. that is a financing vehicle of Gabelli Asset Management Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by Gabelli Asset Management Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

       Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

       Unless otherwise noted in the accompanying prospectus supplement, if Gabelli Asset Management Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, Gabelli Asset Management Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

       In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

       If any of the following events occurs, Gabelli Asset Management Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

       - any dissolution or winding-up or liquidation or reorganization of Gabelli Asset Management Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

       - any general assignment by Gabelli Asset Management Inc. for the benefit of creditors; or

       - any other marshaling of Gabelli Asset Management Inc.'s assets or liabilities.

       In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

       The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

       If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

RESTRICTIVE COVENANT

       Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

                Limitation on Liens. So long as any senior debt securities are outstanding, neither Gabelli Asset Management Inc. nor any of its subsidiaries will create, assume, incur or guarantee any indebtedness for money borrowed which is secured by any pledge of, lien on or security interest in any capital stock of its Designated Subsidiaries, other than specified types of permitted liens.

       However, this restriction will not apply if the debt securities then outstanding and, at the option of Gabelli Asset Management, any other senior indebtedness ranking equally with such debt securities, are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

       This limitation shall not apply to debt secured by a pledge of, lien on or security interest in any shares of stock of any subsidiary at the time it becomes a Designated Subsidiary, including any renewals or extensions of such secured debt. "Designated Subsidiary" means any subsidiary of Gabelli Asset Management Inc., the consolidated net worth of which represents at least 10% of the consolidated net worth of Gabelli Asset Management Inc. As of September 30, 2001, the Designated Subsidiaries were Gabelli Funds, LLC and Gabelli Securities, Inc.

       The Subordinated Indenture does not contain a similar limitation on liens.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

       Gabelli Asset Management Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., and (ii) no corporation may merge with or into or consolidate with Gabelli Asset Management Inc. or, except for any direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to Gabelli Asset Management Inc., unless:

       - Gabelli Asset Management Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than Gabelli Asset Management Inc., has expressly assumed by supplemental indenture all the obligations of Gabelli Asset Management Inc. under the debt securities, the Indentures and any guarantees of preferred securities or common securities issued by the trusts;

       - immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

       - if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

       - Gabelli Asset Management Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

       Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

       - Gabelli Asset Management Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

       - Gabelli Asset Management Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

       - Gabelli Asset Management Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after Gabelli Asset Management Inc. receives notice of such failure;

       - certain defaults with respect to Gabelli Asset Management Inc.'s debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $25,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt;

       - certain events of bankruptcy, insolvency or reorganization of Gabelli Asset Management Inc.; and

       - certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

       If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

       Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or

(ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

       The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

       The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

       No holder of a debt security of any series may institute any action against Gabelli Asset Management Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

       Gabelli Asset Management Inc. is required to furnish annually to the trustee statements as to Gabelli Asset Management Inc.'s compliance with all conditions and covenants under each Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

       If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may discharge or defease its obligations under each Indenture as set forth below.

       Gabelli Asset Management Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

       If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Gabelli Asset Management Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, Gabelli Asset Management shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

       Gabelli Asset Management Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

MODIFICATION AND WAIVER

       Under the Indentures, Gabelli Asset Management Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. Gabelli Asset Management Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

       - extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

       - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

       - change the currency in which any debt security or any premium or interest is payable;

       - impair the right to institute suit for any payment on or with respect to any debt security;

       - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

       - reduce the requirements contained in the Indentures for quorum or voting; or

       - modify any of the above provisions.

       If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

       The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive Gabelli Asset Management Inc.'s compliance with certain covenants contained in the Indentures.

PAYMENT AND PAYING AGENTS

       Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

       Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Gabelli Asset Management Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at Gabelli Asset Management Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

       Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by Gabelli Asset Management Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by Gabelli Asset Management Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. Gabelli Asset Management Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Gabelli Asset Management Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

       All moneys paid by Gabelli Asset Management Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to Gabelli Asset Management Inc. upon request, and the holder of such debt security thereafter may look only to Gabelli Asset Management Inc. for payment thereof.

DENOMINATIONS, REGISTRATIONS AND TRANSFER

       Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

       A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

       - DTC notifies Gabelli Asset Management Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

       - Gabelli Asset Management Inc. determines, in its sole discretion, that the global security shall be exchangeable.

       If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by Gabelli Asset Management Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

GOVERNING LAW

       The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

RELATIONSHIP WITH THE TRUSTEES

       The trustee under the Indentures is The Bank of New York. Gabelli Asset Management Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

CONVERSION OR EXCHANGE RIGHTS

       The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for Gabelli Asset Management Inc.'s common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at Gabelli Asset Management Inc.'s option. These provisions may allow or require the number of shares of Gabelli Asset Management Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

       The authorized capital stock of Gabelli Asset Management Inc. consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of Class A Common Stock authorized, 5,877,904 shares were outstanding as of October 31, 2001, and 1,500,000 shares have been reserved for issuance pursuant to certain employee benefits plans. Of the 100,000,000 shares of Class B Common Stock authorized, 24,000,000 were outstanding as of the date of this prospectus. The following is a summary description of all material terms and provisions relating to Gabelli Asset Management Inc.'s capital stock, Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws"), but is qualified by reference to the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

       Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that

                (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and

                (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa.

       Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to Gabelli Asset Management Inc.'s Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to Gabelli Asset Management Inc.'s Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to Gabelli Asset Management Inc.'s Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock.

       Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows:

                (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and

                (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

       Other Rights. On liquidation, dissolution or winding up of Gabelli Asset Management Inc., after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

       In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock as a class, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). Accordingly, except with respect to voting rights, the holders of Class B Common Stock will not receive greater value than the holders of Class A Common Stock in an extraordinary corporate transaction involving Gabelli Asset Management Inc.

       Preferred Stock. As of the date of this prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

                (i) the designation of the series;

                (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

                (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

                (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock;

                (v) the redemption rights and price or prices, if any, for shares of the series;

                (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

                (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Gabelli Asset Management Inc.;

                (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of Gabelli Asset Management Inc. or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

                (ix) the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

       The authorized shares of Preferred Stock will be available for issuance without further action by Gabelli Asset Management Inc.'s shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Gabelli Asset Management Inc.'s securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

       Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Gabelli Asset Management Inc. and its shareholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of Gabelli Asset Management Inc.'s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

       Section 912 of the New York Business Corporation Law ("NYBCL") prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company's assets or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Bylaws of Gabelli Asset Management Inc. provide that Gabelli Asset Management Inc. is not governed by Section 912 of the NYBCL.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

       The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of

Incorporation and Bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

       Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder's best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "-- Overview of Corporate Opportunity and Conflict of Interest Policies," "-- Corporate Opportunity Policy" and "-- Conflict of Interests Policy."

       Number of Directors; Removal; Filling Vacancies. The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that Gabelli Asset Management Inc. would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than nine nor less than five directors. The Certificate of Incorporation and Bylaws also provide that, subject to any rights of holders of Preferred Stock or any other series or class of Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.

       The Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the "Trigger Date"), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of Sock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

       Special Meetings. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of Gabelli Asset Management Inc. under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Gabelli Asset Management Inc.

       The provisions of the Bylaws permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

       Liability of Directors; Indemnification. Gabelli Asset Management Inc.'s Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of Gabelli Asset Management Inc. shall be liable to Gabelli Asset Management Inc. or its shareholders for monetary damages for the breach of fiduciary duty in such capacity. Under the NYBCL, such provision does not eliminate or limit the liability of any director

                (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or

                (ii) for any act or omission prior to the adoption of this provision.

       As a result of this provision, Gabelli Asset Management Inc. and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

       The Bylaws provide that Gabelli Asset Management Inc. will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of Gabelli Asset Management Inc. or is or was serving at the request of Gabelli Asset Management Inc. as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Gabelli Asset Management Inc., and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

       Overview of Corporate Opportunity and Conflict of Interest Policies. In order to address certain potential conflicts of interest between Gabelli Asset Management Inc. and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are at the time officers or directors of Gabelli Asset Management Inc. have agreed to limitations on their activities in the investment management business other than Permissible Accounts. References to "Permissible Accounts" mean the funds and accounts managed outside Gabelli Asset Management Inc. which are permitted under the Certificate of Incorporation of Gabelli Asset Management Inc. In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of Gabelli Asset Management Inc. as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of Gabelli Asset Management Inc. and its subsidiaries and their respective officers, directors and shareholders in connection therewith.

       For purposes of these provisions, which are summarized below,

                (i) "Gabelli Asset Management Inc." includes its subsidiaries and other entities in which it beneficially owns 50% or more of the outstanding voting securities or comparable interests, and

                (ii) a "Gabelli" includes Mr. Gabelli, any member of his immediate family who is at the time an officer or director of Gabelli Asset Management Inc. and any entity in which one or more Gabelli's beneficially own a controlling interest of the outstanding voting securities or beneficially own a controlling interest of the outstanding voting securities or comparable interests.

       "Corporate opportunities" potentially allocable to Gabelli Asset Management Inc. consist of business opportunities that

                (i) Gabelli Asset Management Inc. is financially able to undertake;

                (ii) are, from their nature, in Gabelli Asset Management Inc.'s actual line or lines of business and are of practical advantage to Gabelli Asset Management Inc.; and

                (iii) are ones in which Gabelli Asset Management Inc. has an interest or reasonable expectancy. "Corporate opportunities" do not include transactions in which Gabelli Asset Management Inc. or a Gabelli is permitted to participate pursuant to any agreement between Gabelli Asset Management Inc. and such Gabelli that is in effect as of the time any equity security of Gabelli Asset Management Inc. is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

       Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

       Corporate Opportunity Policy. Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and Gabelli Asset Management Inc., such Gabelli will have a duty to communicate that opportunity to Gabelli Asset Management Inc. and may not pursue that opportunity or direct it to another person unless Gabelli Asset Management Inc. declines such opportunity or fails to pursue it.

       If a director or officer of Gabelli Asset Management Inc. other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Gabelli Asset Management Inc. and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

       First, a corporate opportunity offered to any person who is a director but not an officer of Gabelli Asset Management Inc. and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to Gabelli Asset Management Inc., as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of Gabelli Asset Management Inc., respectively. Otherwise, the opportunity will belong to Gabelli Asset Management Inc. to the same extent as if the opportunity came directly to Gabelli Asset Management Inc.

       Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of Gabelli Asset Management Inc. and who is also a director or an officer of an entity which is at the time a Gabelli will belong to Gabelli Asset Management Inc., unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

       Under the Certificate of Incorporation, a director or officer of Gabelli Asset Management Inc. (other than a Gabelli) who acts in accordance with the foregoing two-part policy

                (i) will be deemed fully to have satisfied his or her fiduciary duties to Gabelli Asset Management Inc. and its shareholders with respect to such corporate opportunity;

                (ii) will not be liable to Gabelli Asset Management Inc. or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to Gabelli Asset Management Inc.;

                (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of Gabelli Asset Management Inc.; and

                (iv) will be deemed not to have breached his or her duty of loyalty to Gabelli Asset Management Inc. or its shareholders and not to have derived an improper benefit therefrom.

       Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to Gabelli Asset Management Inc. pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or Gabelli Asset Management Inc., as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

       Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a "Transaction") between Gabelli Asset Management Inc. and

                (i) a Gabelli,

                (ii) any customer or supplier,

                (iii) any entity in which a director of Gabelli Asset Management Inc. has a financial interest (a "Related Entity"), or

                (iv) one or more of the directors or officers of Gabelli Asset Management Inc. or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

       Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of Gabelli Asset Management Inc., or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to Gabelli Asset Management Inc. and its shareholders with respect to such Transaction if any of the following four requirements are met:

                (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

                (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

                (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

                (iv) the Transaction is fair to Gabelli Asset Management Inc. as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of Gabelli Asset Management Inc.

       The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to Gabelli Asset Management Inc. and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to Gabelli Asset Management Inc. and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to Gabelli Asset Management Inc. or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of Gabelli Asset Management Inc. by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and Gabelli Asset Management Inc. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

       The New York courts have not ruled on the validity or enforceability of provisions similar to the corporate opportunity and conflicts of interest provisions that are included in Gabelli Asset Management Inc.'s Certificate of Incorporation and could rule that certain liabilities which they purport to eliminate remain in effect.

       Listing. The Class A Common Stock is listed on the New York Stock Exchange under the symbol "GBL."

       Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

       This section describes the general terms and provisions of the trust preferred securities that may be offered by this prospectus. When the trusts offer to sell a particular series of the trust preferred securities, a prospectus supplement will describe the specific terms of the series. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities.

       Specified terms and provisions of the trust preferred securities are described in this section. The summary is not complete. You should read this description of the trust preferred securities and the amended and restated declaration of trust and prospectus supplement relating to the applicable series of the trust preferred securities before you buy any trust preferred securities. The forms of amended and restated declarations of trust are filed as exhibits to the registration statement.

GENERAL

       Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase subordinated debt securities issued by Gabelli Asset Management Inc. The subordinated debt securities will be held in trust by the trust's property trustee for the benefit of the holders of the trust preferred securities and common securities.

       The trust preferred securities of each trust will have such terms as is set forth in the trust's declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

       - the distinctive designation of the trust preferred securities;

       - the number of trust preferred securities issued by the trust;

       - the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

       - the date or dates on which distributions will be payable;

       - whether distributions on the trust preferred securities will be cumulative;

       - if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

       - the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

       - the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

       - if the trust is to purchase or redeem the trust preferred securities:

           - the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

           - the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part; and

           - the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

       - the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

           - the number of votes per trust preferred security; and

           - any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust's declaration of trust;

       - the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related subordinated debt securities;

       - the terms upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

       - if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

       - any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust's declaration of trust or applicable law.

       The prospectus supplement relating to the trust preferred securities being offered may specify that the trust preferred securities may be converted into Gabelli Asset Management Inc.'s common stock upon the terms set forth in the prospectus supplement.

       All trust preferred securities offered will be guaranteed by Gabelli Asset Management Inc. to the extent set forth under "Description of Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

       In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. Gabelli Asset Management Inc. will own, directly or indirectly, all of the common securities of each trust.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

       If an event of default occurs, and is continuing, under the declaration of trust of GBL Trust I or GBL Trust II, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related subordinated debt securities against Gabelli Asset Management Inc. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

       - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

       - direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of Gabelli Asset Management Inc.'s subordinated debt securities.

       If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

       Notwithstanding the foregoing, if an event of default occurs and the event is attributable to Gabelli Asset Management Inc.'s failure to pay interest or principal on the subordinated debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of subordinated debt securities.

                           DESCRIPTION OF GUARANTEES

       This section describes the general terms and provisions of the guarantees. Gabelli Asset Management Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. The prospectus supplement will describe the specific terms of the guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those guarantees.

       Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

       This section summarizes specified terms and provisions of the guarantees. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement which includes this prospectus, and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

GENERAL

       Pursuant to each guarantee, Gabelli Asset Management Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that Gabelli Asset Management Inc. may have or assert against any person:

       - any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

       - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

       - upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities of the trust, the lesser of:

           - the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

           - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

       Gabelli Asset Management Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

       Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If Gabelli Asset Management Inc. does not make interest payments on the subordinated debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with Gabelli Asset Management Inc.'s obligations under the subordinated debt securities, the Indentures, and the declarations of trust will provide a full and unconditional guarantee by Gabelli Asset Management Inc. of payments due on the trust preferred securities.

       Gabelli Asset Management Inc. will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

SUBORDINATION

       Gabelli Asset Management Inc.'s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of Gabelli Asset Management Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

       - subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

       - equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

       - senior to all of Gabelli Asset Management Inc.'s common stock.

       The terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

       Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

       Each guarantee will be unsecured and, because Gabelli Asset Management Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of Gabelli Asset Management Inc.'s subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by Gabelli Asset Management Inc.

AMENDMENTS AND ASSIGNMENT

       For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of Gabelli Asset Management Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

TERMINATION

       Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

       - distribution of subordinated debt securities to the holders of all trust preferred securities of the applicable trust; or

       - full payment of the amounts payable upon liquidation of the applicable trust.

       Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

       Each guarantee provides that an event of default under a guarantee occurs upon Gabelli Asset Management Inc.'s failure to perform any of its obligations under the applicable guarantee.

       The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

       If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce the holder's rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

       Notwithstanding the foregoing, if Gabelli Asset Management Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against Gabelli Asset Management Inc. for enforcement of the preferred securities guarantee for such payment.

       The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

       Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

       Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

       The guarantee trustee is The Bank of New York, which is one of a number of banks and trust companies with which Gabelli Asset Management Inc. and its subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

       Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

       Gabelli Asset Management Inc. may issue Stock Purchase Contracts, including contracts obligating holders to purchase from Gabelli Asset Management Inc. and Gabelli Asset Management Inc. to sell to the holders of these contracts, a specified number of shares of Common Stock or Preferred Stock at a future date or dates or at the option of Gabelli Asset Management Inc. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require Gabelli Asset Management Inc. to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations thereunder in a specified manner.

       The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

       Gabelli Asset Management Inc., may sell the common stock, preferred stock, any series of debt securities, stock purchase contracts and stock purchase units, and GBL Trust I and GBL Trust II may sell any of the preferred securities, being offered hereby in one or more of the following ways from time to time:

       - to underwriters or dealers for resale to the public or to institutional investors;

       - directly to institutional investors; or

       - through agents to the public or to institutional investors.

       The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

       - the name or names of any underwriters or agents;

       - the purchase price of the securities and the proceeds to be received by Gabelli Asset Management Inc. or the applicable trust from the sale;

       - any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

       - any initial public offering price;

       - any discounts or concessions allowed or reallowed or paid to dealers;
         and

       - any securities exchange on which the securities may be listed.

       If Gabelli Asset Management Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

       - negotiated transactions;

       - at a fixed public offering price or prices, which may be changed;

       - at market prices prevailing at the time of sale;

       - at prices related to prevailing market prices; or

       - at negotiated prices.

       If dealers are utilized in the sale of offered securities, Gabelli Asset Management Inc. or the trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

       Offered securities may be sold directly by Gabelli Asset Management Inc. or the trusts to one or more institutional purchasers, or through agents designated by Gabelli Asset Management Inc. or the trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

       As one of the means of direct issuance of offered securities, Gabelli Asset Management Inc. or the trusts may utilize the service of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

       If so indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. or the trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Gabelli Asset Management Inc. or the trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

       The broker-dealer subsidiaries of Gabelli Asset Management Inc. or the trusts, including Gabelli & Company, Inc., are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

       This prospectus, together with any applicable prospectus supplement may also be used by any broker-dealer subsidiary of Gabelli Asset Management Inc. or the trusts in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries, including Gabelli & Company, Inc., may act as principal or agent in such transactions. None of Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries have any obligations to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

       The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Gabelli Asset Management Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with Gabelli Asset Management Inc. or the trusts and its compensation.

       Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

       Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with Gabelli Asset Management Inc. and/or the applicable trust, or both, to indemnification by Gabelli Asset Management Inc. and/or the applicable trust, or both, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for Gabelli Asset Management Inc., any trust, and/or its affiliates and/or accounts managed by Gabelli Asset Management Inc., any trust, and/or its affiliates.

       Each series of securities will be a new issue of securities and will have no established trading market other than the Class A common stock which is listed on the New York Stock Exchange. Any Class A common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the Class A common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by Gabelli Asset Management Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

       The maximum underwriting discounts or commissions to be received by any underwriter for the sale of any securities pursuant to this shelf registration shall not be greater than eight (8) percent.

       Any offering of trust preferred securities will be made in compliance with Rule 2810 of the NASD Conduct Rules.

                                 ERISA MATTERS

       The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on those pension, profit-sharing and other employee benefit plans to which it applies and on those persons who are fiduciaries with respect to such plans. In accordance with ERISA's fiduciary standards, before purchasing the offered securities, a fiduciary should determine whether such an investment is permitted under the documents governing the plan and is appropriate for the plan in view of its overall investment policy and the diversification of its portfolio.

       In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions involving the assets of a plan and persons who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of the Code with respect to the plan. Thus, a fiduciary considering a purchase of the offered securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code. Gabelli Asset Management Inc. has subsidiaries, including broker-dealer subsidiaries, that provide services to many employee benefit plans and individual retirement accounts ("IRAs"). Gabelli Asset Management Inc. and any direct or indirect subsidiary of Gabelli Asset Management Inc. may each be considered a "party in interest" within the meaning of ERISA, and a "disqualified person" within the meaning of the Code with respect to these employee benefit plans and IRAs. If so, the acquisition of the offered securities by or on behalf of the plan or IRA could result in a prohibited transaction.

       Certain exemptions from the prohibited transaction provisions of ERISA and the Code could be applicable, depending on the plan fiduciary who makes the decision on behalf of the plan to purchase the offered securities and the terms of the offered securities. Among these exemptions are Prohibited Transaction Class Exemption 90-1, relating to investments by insurance company pooled separate accounts, Prohibited Transaction Class Exemption 91-38, relating to investments by bank collective investment funds, Prohibited Transaction Class Exemption 84-14, relating to investments made by a "qualified professional asset manager," Prohibited Transaction Class Exemption 95-60 relating to investments by insurance company general accounts and Prohibited Transaction Class Exemption 96-23, relating to investments made by in-house asset managers.

       DUE TO THE COMPLEXITY OF THE PROHIBITED TRANSACTION RULES AND THE PENALTIES IMPOSED UPON PERSONS INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL PLAN PURCHASERS CONSULT WITH THEIR COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA OF THEIR ACQUISITION AND OWNERSHIP OF THE OFFERED SECURITIES. EMPLOYEE BENEFIT PLANS WHICH ARE GOVERNMENTAL PLANS (AS DEFINED IN SECTION 3(32) OF ERISA) AND CERTAIN CHURCH PLANS (AS DEFINED IN
SECTION 3(33) OF ERISA) MAY NOT BE SUBJECT TO ERISA, BUT MAY BE SUBJECT TO STATE REGULATIONS THAT ARE SIMILAR TO THE ERISA RULES.

                                 LEGAL MATTERS

       Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will act as counsel to Gabelli Asset Management Inc., GBL Trust I and GBL Trust II.

                                    EXPERTS

       The consolidated financial statements of Gabelli Asset Management Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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                          3,600,000 FELINE PRIDES(SM)

             (INITIALLY CONSISTING OF 3,600,000 INCOME PRIDES(SM))

                         GABELLI ASSET MANAGEMENT INC.

                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                              MERRILL LYNCH & CO.

                            GABELLI & COMPANY, INC.

                                JANUARY 31, 2002

(SM )Service mark of Merrill Lynch & Co., Inc.
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